UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

COGENT, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
Cogent,	Inc. common shares, par value 0.001 (“common shares”)

(2)	Aggregate number of securities to which transaction applies:
88,536,001 common shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $266,808,076.50. The filing fee was based upon 25,410,293 common shares owned by persons other than 3M Company or Ventura Acquisition Corporation and outstanding on October 8, 2010, multiplied by $10.50 per share (the “Total Consideration”). The filing fee equals the product of 0.00007130 multiplied by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:
$266,808,076.50

(5)	Total fee paid:
$19,023.42

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid: $67,776.50

(2)	Form, Schedule or Registration proxy No: Schedule TO

(3)	Filing party: 3M Company

(4)	Date Filed: September 10, 2010

COGENT, INC.

639 North Rosemead Blvd.

Pasadena, CA 91107

(626) 325-9600

November 4, 2010

To the Shareholders of Cogent, Inc.:

You are cordially invited to attend a special meeting of shareholders of Cogent, Inc., a Delaware corporation (“Cogent,” “we,” “us” or “our”) to be held on December 1, 2010 at 9 a.m., Pacific Time, at Cogent’s principal executive offices, 639 North Rosemead Blvd., Pasadena, California 91107.

On August 29, 2010, we entered into a merger agreement with 3M Company (“3M”) and Ventura Acquisition Corporation (“Ventura”), a wholly-owned subsidiary of 3M. At the special meeting, we will ask you to approve and adopt the merger agreement (the “merger agreement”). The merger is the second and final step of the acquisition of Cogent by 3M. The first step was a tender offer by Ventura for all of the outstanding common shares of Cogent at a price of $10.50 per share, net to the seller in cash without interest thereon and less any required withholding taxes, which was completed on October 26, 2010. The second step of 3M’s purchase of Cogent consists of the merger of Ventura with and into Cogent pursuant to the merger agreement.

If the merger is completed, you will be entitled to receive $10.50 in cash, without interest thereon and less any required withholding taxes, for each Cogent share you own.

The board of directors unanimously approved the merger agreement and the merger and related transactions and unanimously determined that the merger is advisable and fair to, and in the best interests of Cogent shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

The merger cannot be completed unless shareholders holding at least a majority of the outstanding common shares on the record date approve and adopt the merger agreement. As a result of the tender offer, Ventura beneficially owns a total of approximately 64.9 million common shares, representing approximately 73.3% of the outstanding common shares. Ventura will vote all such shares in favor of approving and adopting the merger agreement, and such vote is sufficient to assure approval and adoption of the merger agreement at the special meeting. As a result, the affirmative vote of other Cogent shareholders is not required to approve and adopt the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the accompanying proxy statement.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your continued support of Cogent.

Sincerely,

Ming Hsieh

President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated November 4, 2010 and is first being mailed to shareholders on or about November 5, 2010.

COGENT, INC.

639 North Rosemead Blvd.

Pasadena, CA 91107

(626) 325-9600

TO THE SHAREHOLDERS OF COGENT, INC.:

NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Cogent, Inc., a Delaware corporation, will be held on December 1, 2010 at 9 a.m. Pacific Time at Cogent’s principal executive offices, 639 North Rosemead Blvd., Pasadena, California 91107 for the following purposes:

1. To approve and adopt the Agreement and Plan of Merger, dated as of August 29, 2010 by and among Cogent, Inc., a Delaware corporation (“Cogent,” “we,” “us” or “our”), 3M Company, a Delaware corporation, and Ventura Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of 3M Company (the “merger agreement”); and

2. To transact any other business as may properly come before the special meeting

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached as Annex A.

The board of directors has fixed the close of business on November 2, 2010 as the record date for the determination of stockholders entitled to notice of and to vote and this special meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 639 North Rosemead Blvd., Pasadena, California.

Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Cogent shareholders who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Approval of the Merger Agreement—Appraisal Rights” beginning on page 45 of the accompanying proxy statement.

All shareholders are cordially invited to attend the special meeting.

By Order of the board of directors,

Ming Hsieh

President and Chief Executive Officer

SUMMARY VOTING INSTRUCTIONS

Ensure that your Cogent common shares can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your Cogent common shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your common shares are voted in favor of the proposals at the special meeting.

If your Cogent common shares are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your common shares can be voted in favor of the proposals at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

For additional questions about the merger, assistance in submitting proxies or voting shares of Cogent common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact the following:

Georgeson, Inc.

199 Water Street

26th Floor

New York, New York 10038

Toll-Free: 800-509-0976

Collect: 212-440-9800

i

ii

COGENT, INC.

639 North Rosemead Blvd.

Pasadena, CA 91107

(626) 325-9600

PROXY STATEMENT

This proxy statement contains information related to a special meeting of shareholders of Cogent, Inc., a Delaware corporation (“Cogent,” “we,” “us” or “our”) to be held on December 1, 2010, at 9 a.m., Pacific Time, at Cogent’s principal executive offices, 639 North Rosemead Blvd., Pasadena, California 91107 and at any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of Cogent, Inc. as part of the solicitation of proxies by Cogent’s board of directors for use at the special meeting. This proxy statement is dated November 4, 2010 and is first being mailed to shareholders on or about November 5, 2010.

SUMMARY TERM SHEET

This summary highlights selected information in this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting.

The Companies

(page 14)

Cogent, Inc.

639 North Rosemead Blvd.

Pasadena, California 91107

(626) 325-9600

We are a Delaware corporation and a provider of Automated Fingerprint Identification Systems, or AFIS, and other fingerprint biometrics solutions to governments, law enforcement agencies and other organizations worldwide. Our AFIS solutions enable customers to capture fingerprint images electronically, encode fingerprints into searchable files and accurately compare a set of fingerprints to a database of potentially millions of fingerprints in seconds. Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “COGT.”

3M Company

3M Center

St. Paul, Minnesota 55144

(651) 733-1110

3M Company, which we refer to as 3M, is a Delaware corporation. Its shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Swiss Exchange. 3M is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; consumer and office; safety, security and protection services; display and graphics; and electro and communications. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies.

Ventura Acquisition Corporation

3M Center

St. Paul, Minnesota 55144

(651) 733-1110

Ventura Acquisition Corporation, which we refer to as Ventura, is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the transactions contemplated by the merger agreement, described below. Ventura is a wholly-owned subsidiary of 3M. Ventura currently owns 64,921,969 Cogent common shares, representing approximately 73.3% of our outstanding common shares. Upon consummation of the proposed merger, Ventura will merge with and into Cogent and will cease to exist with Cogent continuing as the surviving corporation and a wholly-owned subsidiary of 3M.

Overview of the Transaction

(page 15)

Cogent, 3M and Ventura entered into the merger agreement on August 29, 2010. In the merger agreement, 3M agreed to acquire Cogent through a two-step process. The first step was a tender offer by Ventura for all of the outstanding common shares of Cogent at a price of $10.50 per share, net to the seller in cash without interest thereon and less any applicable withholding tax, which was completed on October 26, 2010. The second step is a merger of Ventura with and into Cogent, with Cogent surviving as a wholly-owned subsidiary of 3M. The following will occur in connection with the merger:

•

each outstanding common share issued and outstanding immediately prior to the effective time of the merger (other than common shares held in the treasury of Cogent or owned by 3M or Ventura, or by any direct or indirect wholly-owned subsidiary of 3M, Ventura or Cogent or held by shareholders who are entitled to demand and properly demand and perfect appraisal of such common shares pursuant to, and who comply in all material respects with, Section 262 of the DGCL (which shall be treated as described under “Appraisal Rights” below)) will by virtue of the merger, and without action by the holder thereof, be canceled and converted into the right to receive $10.50 per common share;

•

all common shares so converted will, by virtue of the merger, be canceled, and each holder of a certificate representing any shares of Cogent common stock will cease to have any rights with respect thereto, except the right to receive the $10.50 per share merger consideration upon surrender of such certificate;

•	each outstanding common share of Ventura will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation;

•	Cogent shareholders (other than 3M and its affiliates) will no longer have any interest in, and no longer be shareholders of, Cogent, and will not participate in any of our future earnings or growth;

•	our common shares will no longer be listed on the NASDAQ Global Select Market and price quotations with respect to our common shares in the public market will no longer be available; and

•	the registration of our common shares under the Securities Exchange Act of 1934, as amended, will be terminated.

The Special Meeting

(page 11)

The special meeting will be held on December 1, 2010 at 9 a.m. Pacific Time at Cogent’s principal executive offices, 639 North Rosemead Blvd., Pasadena, California 91107. At the special meeting, you will be asked to, among other things, approve and adopt the merger agreement. Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your Cogent common shares.

Shareholders Entitled to Vote; Vote Required to Approve and Adopt the Merger Agreement

(page 11)

You may vote at the special meeting if you owned Cogent common shares at the close of business on November 2, 2010, the record date for the special meeting. On that date, there were 88,616,989 Cogent common shares outstanding and entitled to vote. You may cast one vote for each Cogent common share that you owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of Cogent’s common shares outstanding and entitled to vote at the special meeting. Ventura owns 73.3% of Cogent’s common shares as a result of the tender offer made pursuant to the merger agreement and will vote such shares in favor of approving and adopting the merger agreement. Thus, the approval and adoption of the merger agreement is assured without the vote of any other shareholder.

Payment for Common Shares

(page 52)

Wells Fargo Bank, N.A. has been appointed as the paying agent to coordinate the payment of the merger consideration to our shareholders. The paying agent will send written instructions for surrendering your Cogent common share certificates, if your common shares are certificated, and obtaining the merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. If you hold uncertificated Cogent common shares (i.e., you hold your shares in book entry), you will automatically receive your cash consideration as soon as practicable after the effective time of the merger without any further action required on your part.

Our Share Price

(page 59)

Our common shares are currently traded on the NASDAQ Global Select Market under the symbol “COGT.” On August 27, 2010, the trading day prior to announcement of the signing of the merger agreement, the closing price per common share was $8.92. The $10.50 per share to be paid for each Cogent common share in the merger represents a premium of approximately 18% to the closing price on August 27, 2010. On November 3, 2010, the last trading day before the printing of this proxy statement, the closing price per share was $10.49.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement

(page 24)

On August 29, 2010, our board of directors (all of whom were unaffiliated with 3M at the time) unanimously determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of and are fair to Cogent and its shareholders and approved the merger agreement and the transactions contemplated thereby, including the offer and the merger. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval and adoption of the merger agreement.

In adopting the merger agreement and making the determination to recommend that the merger agreement be approved and adopted, Cogent’s board of directors consulted with Cogent’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision. In particular, Cogent’s board of directors reviewed the possible alternatives to an acquisition by 3M and perceived risks of those alternatives, the range of potential benefits to stockholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and concluded that none of these alternatives were reasonably likely to present superior opportunities for Cogent to create greater value for shareholders, taking into account risks to the successful completion of a transaction as well as regulatory, business, competitive, industry and market risks. For a further description of the reasons Cogent’s board of directors recommends the approval and adoption of the merger agreement, you should refer to “Our Reasons for the Merger” on pages 24-27.

Background of the Merger

(pages 15 and 24)

For a description of the events leading to the adoption of the merger agreement by our board of directors, you should refer to “Approval of the Merger Agreement—Background of the Merger” and “Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.”

Opinion of Our Financial Advisor

(page 27)

On August 29, 2010, Credit Suisse rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of August 29, 2010, the $10.50 per share to be received by Cogent shareholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders (other than 3M, any affiliates of 3M and those stockholders who entered into a voting and tender agreement with 3M and Ventura (the “voting and tender agreement”)).

The full text of the written opinion of Credit Suisse is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a complete description of the procedures followed, assumptions made, matters considered, qualifications and limitations on review undertaken and other matters considered by Credit Suisse in preparing its opinion. The opinion is directed to our board of directors and only addresses the fairness from a financial point of view of the per share consideration to be received by shareholders pursuant to the merger and does not address any other aspect or implication of the transactions or any other agreement, arrangement or understanding entered into in connection with the merger agreement, including, without limitation, the voting and tender agreement.

Pursuant to the terms of Credit Suisse’s engagement letter with Cogent, Cogent will become obligated to pay Credit Suisse an aggregate fee currently estimated to be approximately $7.8 million, $1.25 million of which is payable in connection with the delivery of its opinion and a substantial portion of which is contingent upon, and will become payable upon, completion of the merger. Cogent has also agreed to reimburse Credit Suisse for its reasonable expenses (not to exceed $100,000, other than as approved by Cogent) and to indemnify Credit Suisse and certain related parties against certain liabilities and expenses related to or arising out of Credit Suisse’s engagement, including liabilities under federal securities laws.

Financing of the Offer and the Merger

(page 37)

Consummation of the merger and the other transactions contemplated by the merger agreement are not conditioned upon 3M or Ventura obtaining any financing. As of the date of this proxy statement, 3M has sufficient funds to complete the merger. See “Approval of the Merger Agreement—Financing of the Offer and the Merger” beginning on page 37.

Interests of Cogent Directors and Executive Officers in the Merger

(page 37)

Members of our board of directors and our executive officers may have interests in the transactions contemplated by the merger agreement that differ from, or are in addition to, those of our other shareholders. For example:

•

as of August 27, 2010, Cogent’s directors and executive officers (and affiliates and affiliated investment entities) owned in the aggregate 34,374,965 common shares (excluding common shares issuable upon the exercise of options to purchase common shares and the vesting of restricted stock units) (all such shares were purchased by 3M on October 8, 2010);

•

as of August 27, 2010, Cogent’s directors and executive officers held options to purchase 408,753 common shares in the aggregate, with exercise prices ranging from $0.60 to $21.30 per share and an aggregate weighted average exercise price of $5.91 per common share. At the effective time of the merger, each holder of an option will be entitled to receive an amount equal to the excess, if any, of $10.50, without interest, over the exercise price per share of such option, less any required withholding taxes;

•

as of August 27, 2010, Cogent’s executive officers and directors held outstanding restricted stock units (“RSUs”) covering 172,250 common shares in the aggregate. Each RSU held by (i) Cogent’s non-executive directors and (ii) Paul Kim, Cogent’s Chief Financial Officer, fully vested and was settled for one common share on October 8, 2010 pursuant to the terms of the respective RSU awards. All other RSUs held by Cogent’s employees, including its executive officers, will fully vest immediately prior to the effective time of the merger and be settled for common shares with the right to receive the merger consideration, pursuant to the terms of the merger agreement;

•	our current and former directors and officers will continue to be indemnified and will have the benefit of liability insurance until six years after the effective time of the merger;

•

concurrently with signing the merger agreement on August 29, 2010, Cogent and 3M entered into retention arrangements with Mr. Ming Hsieh, our President and Chief Executive Officer, Mr. James Jasinski, our Executive Vice President, Federal and State Systems, Mr. Michael Hollowich, our Executive Vice President, Operations, Mr. Paul Kim, our Chief Financial Officer, Mr. Jian Xie, our Vice President, System Integration, Mr. Bruno Lassus, our Vice President, Commercial Systems, Ms. Mary Jane Abalos, our Vice President of Planning and Finance Operations, and Mr. Ankuo Wang, our General Manager—China;

•

in connection with the execution of the merger agreement, Mr. Ming Hsieh, our Chief Executive Officer and certain entities controlled by him entered into a voting and tender agreement, pursuant to which Mr. Hsieh tendered his common shares, consisting of 34,369,965 common shares, into the offer and such shares were purchased by 3M on October 8, 2010; and

•

if the merger is consummated, any shareholder derivative claims that are currently pending or that could be brought against the directors and officers of Cogent by current shareholders would likely be extinguished.

Conditions to the Merger

(page 55)

We are working to complete the merger as soon as possible. The merger is subject to the satisfaction of several conditions, including the conditions described immediately below. As such, we cannot predict the exact time of the merger’s completion.

The completion of the merger depends on satisfaction of the conditions below:

•

the merger agreement must have been approved and adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding common shares (as a result of the tender offer, Ventura beneficially owns a total of approximately 73.3% of the outstanding common shares, which is sufficient to assure approval and adoption of the merger agreement at the special meeting); and

•

no judgment, ruling, order, writ, injunction or decree issued by a court of competent jurisdiction or any statute, law, ordinance, rule or regulation or other legal restraint or prohibition of any governmental authority shall be in effect that would make the merger illegal or otherwise prevent the consummation thereof provided that the party seeking to assert this condition shall have used those efforts required under the merger agreement to resist, lift or resolve such judgment, ruling, order, writ, injunction or decree, statute, law, ordinance, rule or regulation or other legal restraint or prohibition.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied. None of Cogent, 3M or Ventura, however, has any intention to waive any condition as of the date of this proxy statement.

Certain Material United States Federal Income Tax Consequences

(page 48)

The exchange of shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for common shares pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the common shares. Such gain or loss will be capital gain or loss if the common shares were a capital asset of the U.S. Holder, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the common shares is more than one year at the time of the exchange of such holder’s common shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. However, subject to certain exceptions, a Non-U.S. Holder, as defined on page 49, will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “Approval of the Merger Agreement—Certain Material United States Federal Income Tax Consequences” beginning on page 48 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Appraisal Rights

(pages 45 and C-1)

If the merger is consummated, persons who are then shareholders will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their common shares. Any common shares held by a person who demands appraisal of such common shares and who complies with the applicable provisions of Delaware law shall not be converted into the right to receive merger consideration. Such appraisal rights, if the statutory procedures were complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting shareholders for their common shares. The value so determined could be more or less than, or the same as, the purchase price per share pursuant to the offer or the consideration per share to be paid in the merger.

You should read “Approval of the Merger Agreement—Appraisal Rights” beginning on page 45 for a more complete discussion of the appraisal rights in relation to the merger as well as Annex C which contains a full text of the applicable Delaware statute.

Person/Assets, Retained, Employed, Compensated or Used

(page 45)

In addition to the arrangements with Credit Suisse described above, Cogent retained Goldman Sachs to provide it with financial advisory services in connection with, among other things, the transactions contemplated by the merger agreement. Pursuant to the terms of Goldman Sachs’ engagement letter with Cogent, Cogent will become obligated to pay Goldman Sachs an aggregate fee currently estimated to be approximately $6.1 million, substantially all of which is contingent upon, and will become payable upon, completion of the merger. Cogent has also agreed to reimburse Goldman Sachs for its reasonable expenses incurred in performing its services (Goldman Sachs shall notify Cogent if its fees and expenses exceed $100,000). In addition, Cogent has agreed to indemnify Goldman Sachs and certain related parties against certain liabilities and expenses related to or arising out of Goldman Sachs’ engagement, including liabilities under federal securities laws.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to approve and adopt the merger agreement. The merger is the second and final step of the acquisition of Cogent by 3M. The first step was a tender offer by Ventura for all of the outstanding common shares of Cogent at a price of $10.50 per share, net to the seller in cash without interest thereon and less any withholding taxes, which was completed on October 26, 2010.

Q:	As a shareholder, what will I receive in the merger?

A:	You will be entitled to receive $10.50 in cash, without interest thereon and less any applicable withholding tax, for each Cogent common share that you own immediately prior to the effective time of the merger as described in the merger agreement.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting of shareholders will be held on December 1, 2010, at 9 a.m, Pacific Time, at Cogent’s principal executive offices, 639 North Rosemead Blvd., Pasadena, California 91107.

Q:	What vote of our shareholders is required to approve and adopt the merger agreement?

A:	For us to complete the merger, shareholders holding at least a majority of Cogent’s common shares outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement. As a result of the tender offer, 3M beneficially owns a total of approximately 73.3% of our outstanding common shares. Ventura will vote all such shares in favor of approving and adopting the merger agreement, and such vote is sufficient to assure approval and adoption of the merger agreement at the special meeting. Accordingly, the affirmative vote of other Cogent shareholders is not required to approve and adopt the merger agreement.

At the close of business on the record date, 88,616,989 common shares were outstanding, 64,921,969 of which were indirectly owned by 3M.

Q:	Who can attend and vote at the special meeting?

A:	All shareholders of record as of the close of business on November 2, 2010, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their common shares. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. Cogent shareholders who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Approval of the Merger Agreement—Appraisal Rights” beginning on page 45 of this proxy statement. For the full text of Section 262 of the DGCL, please see Annex C hereto.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on November 2, 2010, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement.

Q:	How do I cast my vote if my Cogent shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your common shares are held of record on November 2, 2010 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your common shares with instructions on how to vote your common shares in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your common shares will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve and adopt the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, it will have the same effect as a vote against approval and adoption of the merger agreement. However, since 3M and its subsidiary own a sufficient number of shares to approve and adopt the merger agreement and are required to vote those shares to approve and adopt the merger agreement, we expect the proposal to be approved and adopted regardless of your vote.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to Cogent’s corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common shares. If you are a holder of record and your common shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated Cogent common shares, should I send in my share certificates now?

A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy.

Holders of uncertificated Cogent common shares (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson toll-free at 800-509-0976, collect at 212-440-9800 or at 199 Water Street, 26th Floor, New York, New York 10038.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of 3M, Cogent and their consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the expected terms of the proposed acquisition; the ability to complete the proposed transaction; the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that, prior to the completion of the transaction, Cogent’s business may not perform as expected due to transaction-related uncertainty or other factors; that 3M is unable to successfully implement integration strategies; and other risks that are set forth in Cogent’s filings with the SEC, which are available without charge at www.sec.gov. Cogent assumes no obligation and does not intend to update these forward-looking statements.

THE COGENT SPECIAL MEETING

We are furnishing this proxy statement to Cogent shareholders as part of the solicitation of proxies by the Cogent board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on December 1, 2010, at 9 a.m., Pacific Time, at Cogent’s principal executive offices, 639 North Rosemead Blvd., Pasadena, California 91107. Seating will be limited to shareholders. Admission to the special meeting will be on a first-come, first-served basis.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to approve and adopt the merger agreement (see “Approval of the Merger Agreement” beginning on page 14); and

•	to transact any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors

Cogent’s board of directors unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement.

Record Date; Shareholders Entitled to Vote; Quorum

Only holders of record of Cogent common shares at the close of business on November 2, 2010, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 88,616,989 Cogent common shares were issued and outstanding and held by 12 holders of record. Holders of record of Cogent common shares on the record date are entitled to one vote per common share at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 639 North Rosemead Blvd., Pasadena, California.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of Cogent’s common shares outstanding and entitled to vote on the record date are present, in person or by proxy. Because Ventura currently owns approximately 73.3% of the outstanding Cogent common shares, Ventura’s presence at the special meeting, in person or by proxy, is sufficient to constitute a quorum.

Vote Required

Approval of the Merger Agreement

The approval and adoption of the merger agreement by our shareholders requires the affirmative vote of the holders of at least a majority of Cogent’s common shares outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Ventura already owns approximately 73.3% of Cogent’s common shares as a result of the tender offer made pursuant to the merger agreement and will vote such shares for the approval and adoption of the merger agreement. Accordingly, the approval and adoption of the merger agreement is assured regardless of the vote of any other Cogent shareholder.

Other Proposals

The approval of any other items properly brought before the special meeting requires that holders of more of Cogent’s common shares vote in favor of the proposal than vote against the proposal. Abstentions and non-votes will have no effect on the outcome of such proposals. Since Ventura owns a majority of Cogent’s common shares, it will have the ability to approve or reject other items properly brought before the special meeting regardless of the vote of any other Cogent shareholder.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their common shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common shares are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the common shares authorizing you to vote at the special meeting.

Electronic Voting

Our holders of record and many shareholders who hold their common shares through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common shares are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. Some brokers, dealers, commercial banks, trust companies or other nominees may also allow voting through the Internet. If you hold your common shares through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy or voting instruction card carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, providing additional information to shareholders. An adjournment requires that holders of more of Cogent’s common shares vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. Since Ventura owns a majority of Cogent’s common shares, it will have the ability to approve an adjournment of the special meeting regardless of the vote of any other Cogent shareholder. We are not soliciting proxies for any proposal to adjourn the special meeting and do not currently intend to seek an adjournment of the special meeting.

We do not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the special meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your common shares are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Solicitation of Proxies

3M and Ventura have retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting for a fee of $7,000, plus reimbursement of reasonable out-of-pocket expenses. Cogent’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. Cogent will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Cogent common stock that the brokers and fiduciaries hold of record. Upon request, Cogent will reimburse them for their reasonable out-of-pocket expenses. All other expenses of the solicitation of proxies will be borne by Cogent.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Georgeson toll-free at 800-509-0976, collect at 212-440-9800 or at 199 Water Street, 26th Floor, New York, New York 10038.

APPROVAL OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

Cogent, Inc.

639 North Rosemead Blvd.

Pasadena, California 91107

(626) 325-9600

We are a Delaware corporation and a provider of Automated Fingerprint Identification Systems, or AFIS, and other fingerprint biometrics solutions to governments, law enforcement agencies and other organizations worldwide. Our AFIS solutions enable customers to capture fingerprint images electronically, encode fingerprints into searchable files and accurately compare a set of fingerprints to a database of potentially millions of fingerprints in seconds. Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “COGT.”

3M Company

3M Center,

St. Paul, Minnesota 55144

(651) 733-1110

3M Company, which we refer to as 3M, is a Delaware corporation. Its shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Swiss Exchange. 3M is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; consumer and office; safety, security and protection services; display and graphics; and electro and communications. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies.

Ventura Acquisition Corporation

3M Center,

St. Paul, Minnesota 55144

(651) 733-1110

Ventura Acquisition Corporation, which we refer to as Ventura, is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the offer and the merger. Ventura is a wholly-owned subsidiary of 3M. Ventura currently owns 64,921,969 Cogent common shares, representing approximately 73.3% of our outstanding common shares. Upon consummation of the proposed merger, Ventura will merge with and into Cogent and will cease to exist with Cogent continuing as the surviving corporation and a wholly-owned subsidiary of 3M.

Overview of the Transaction

Cogent, 3M and Ventura entered into the merger agreement on August 29, 2010. In the merger agreement, 3M agreed to acquire Cogent through a two-step process. The first step was a tender offer by Ventura for all of the outstanding common shares of Cogent at a price of $10.50 per share, net to the seller in cash without interest thereon and less any applicable withholding tax, which was completed on October 26, 2010. The second step is a merger of Ventura with and into Cogent, with Cogent surviving as a wholly-owned subsidiary of 3M. The following will occur in connection with the merger:

•

each outstanding common share issued and outstanding immediately prior to the effective time of the merger (other than common shares held in the treasury of Cogent or owned by 3M or Ventura, or by any direct or indirect wholly-owned subsidiary of 3M, Ventura or Cogent or held by shareholders who are entitled to demand and properly demand and perfect appraisal of such common shares pursuant to, and who comply in all material respects with, Section 262 of the DGCL (which shall be treated as described under “Appraisal Rights” on page 45)) will by virtue of the merger, and without action by the holder thereof, be canceled and converted into the right to receive $10.50 per common share;

•

all common shares so converted will, by virtue of the merger be canceled, and each holder of a certificate representing any shares of Cogent common stock shall cease to have any rights with respect thereto, except the right to receive the $10.50 per share merger consideration upon surrender of such certificate;

•	each outstanding common share of Ventura will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation;

Following and as a result of the merger:

•	Cogent shareholders (other than 3M and its affiliates) will no longer have any interest in, and no longer be shareholders of, Cogent, and will not participate in any of our future earnings or growth;

•	our common shares will no longer be listed on the NASDAQ Global Select Market and price quotations with respect to our common shares in the public market will no longer be available; and

•	the registration of our common shares under the Securities Exchange Act of 1934, as amended, will be terminated.

Management and Board of Directors of the Surviving Corporation

The directors of Ventura immediately prior to the effective time will be the initial directors of the surviving corporation and the officers of Cogent immediately prior to the effective time will be the initial officers of the surviving corporation.

Background of the Merger

As part of the ongoing evaluation of our business, our board of directors and members of our senior management regularly review and assess opportunities to achieve long-term strategic goals, including potential opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives.

In the first half of 2008, we participated in multiple discussions with Company A regarding a potential strategic transaction. In order to be in a better position to evaluate any such strategic transaction, our board of directors authorized our senior management to engage Credit Suisse Securities (USA) LLC (“Credit Suisse”) to discuss opportunities with potential strategic and financial parties. In the course of that process, Credit Suisse consulted with our senior management to formulate a list of likely partners with the financial resources and strategic rationale to support a transaction with Cogent. After considering the input of our senior management, Credit Suisse approached two potential financial parties and twenty-five potential strategic parties, including 3M.

Of those approached, Company A, Company B and 3M expressed an interest in exploring a potential transaction with us. To facilitate the further exchange of confidential information in contemplation of a possible transaction, we entered into mutual non-disclosure agreements with all such interested parties. During the summer of 2008, our senior management had several in-person meetings and engaged in intermittent discussions with, and provided requested information to, the parties who had expressed an interest in exploring a potential strategic transaction, including 3M. Also, in early July 2008, Ming Hsieh, our President and Chief Executive Officer, and Paul Kim, our Chief Financial Officer, met in New York, New York with representatives of Company A to further discuss a potential strategic transaction.

In mid-September 2008, we received a preliminary, non-binding proposal from Company B setting forth the general business terms of a proposed strategic transaction. At a subsequent telephonic special meeting, our board of directors discussed and evaluated Company B’s proposal, with input from our senior management and representatives of Credit Suisse. Representatives of our outside legal counsel, Morrison & Foerster LLP (“Morrison”) also attended the meeting. Our board of directors expressed concerns and reservations about the terms of Company B’s proposal, including the proposal’s significant non-cash consideration component that was difficult to evaluate in a meaningful way, and instructed Credit Suisse to convey this view to Company B. Following the meeting, representatives of Credit Suisse had additional discussions with Company B over the course of the fall of 2008.

On September 15, 2008, Messrs. Hsieh and Kim, and Credit Suisse, attended meetings at 3M headquarters in St. Paul, Minnesota and discussed process going forward with members of 3M’s management team. Messrs. Hsieh and Kim presented an overview of our business strategy and operations to enable 3M to further assess a potential strategic transaction. In late September 2008, Cogent and 3M terminated their discussions due to the dramatic deterioration of global economic conditions.

At a regular meeting of our board of directors in late October 2008, members of senior management and Credit Suisse conveyed to our Board that, at that time, only Company B continued to express an interest in discussing a strategic transaction. However, there had been no improvement in the preliminary proposal previously submitted by Company B, and as such, our Board viewed a transaction with Company B to be unlikely.

During the remainder of 2008 and through 2009, our board of directors and senior management continued to review and assess opportunities to achieve our long-term strategic goals, including opportunities for business combinations, acquisitions and dispositions.

In early June 2009, representatives of Credit Suisse discussed strategic opportunities involving Cogent with Company C. In late June 2009, Messrs. Hsieh and Kim participated in a conference call with Company C relating to our business and operations. Credit Suisse was subsequently informed by representatives of Company that Company C was not interested in pursuing a strategic transaction with Cogent.

In mid-July 2009, a third party approached NEC Corporation (“Company D”) on our behalf and arranged for Mr. Hsieh and James Jasinski, our Executive Vice President, Federal and State Systems, to meet with representatives of Company D to discuss a potential strategic transaction. In order to facilitate the exchange of confidential information in contemplation of a possible transaction between the two companies, we entered into a mutual non-disclosure agreement with Company D in July 2009. Following the meeting, the representatives of Company D that Messrs. Hsieh and Jasinski met with did not express an interest in further discussions with Cogent.

On October 1, 2009, Mr. Kim was contacted by 3M to arrange a March 2010 visit to our Pasadena, California headquarters by George Buckley, 3M’s Chairman, President and Chief Executive Officer, in order for Mr. Buckley to better acquaint himself with Cogent’s technologies and strategic opportunities with 3M.

At a regular meeting in October 2009, our board of directors and senior management, as well as our outside advisors, discussed strategic partnership opportunities for Cogent. Mr. Hsieh discussed his meeting with representatives of Company D, and Mr. Kim and representatives of Credit Suisse updated our board of directors regarding 3M’s potential renewed interest in exploring a strategic transaction and Mr. Buckley’s planned visit in March 2010. In addition, representatives of Credit Suisse indicated that Company B continued to express an interest in Cogent, although Company B had not submitted any new proposal relating to a transaction, and that Company E may also be interested in discussing a potential transaction.

In November 2009, representatives of Goldman Sachs, & Co. (“Goldman Sachs”) spoke with our senior management and offered to contact, on Cogent’s behalf, high-level representatives of Company D to explore a possible strategic transaction with Cogent. As a result of the contact initiated by Goldman Sachs, in mid-December 2009, Mr. Hsieh met with representatives of Company D to further discuss a potential strategic transaction between Cogent and Company D. Credit Suisse and Goldman Sachs acted as joint financial advisors to Cogent but were given specific roles with specific buyers, as directed by Cogent, to ensure an efficient process.

In December 2009, representatives of Company E met with Messrs. Hsieh and Kim at our executive offices in Pasadena, California, and were given an overview of our business and operations.

We entered into a revised mutual non-disclosure agreement with Company D in January 2010, and in February 2010, we shared information about our business and operations with Company D.

In early February 2010, Mr. Hsieh met with representatives of Company F and presented an overview of our business strategy and operations. Company F subsequently informed Cogent that it was not interested in pursuing a strategic transaction with Cogent.

At a regularly scheduled meeting on February 18, 2010, our board of directors and senior management discussed strategic opportunities for Cogent. Representatives of Credit Suisse gave an overview of the proposed agenda for meetings scheduled on March 3, 2010 with executives of 3M. Credit Suisse also informed our Board that Company G may be a potential strategic partner. Members of our senior management and representatives of Goldman Sachs also updated our Board regarding discussions with Company D, and informed our Board that Company D had elected to suspend any further discussions with Cogent at that time.

Throughout the spring and early summer of 2010, representatives of Goldman Sachs had intermittent discussions with Company D and its advisors.

On March 3, 2010, Messrs. Hsieh and Kim met at our executive offices in Pasadena, California with executives of 3M, including Mr. Buckley, Fred Palensky, Executive Vice President Research and Development and Chief Technical Officer, Roger Lacey, Senior Vice President of Strategy and Corporate Development, and Mike Delkoski, Vice President and General Manager, Security Systems Division. The parties discussed Cogent’s business, operations and technology and 3M’s executives received a demonstration of Cogent’s products.

From March to May 2010, 3M held numerous discussions with Credit Suisse, during which Credit Suisse advised 3M that other potential acquirers were in discussions with Cogent.

On March 15, 2010, Messrs. Hsieh and Kim and a representative of Credit Suisse met with representatives of Company G to discuss the merits of a strategic transaction between Cogent and Company G.

At a regularly scheduled meeting on April 28, 2010, members of our senior management updated our Board regarding the meeting with 3M executives, and our Board further discussed strategic opportunities for Cogent.

On May 6, 2010, representatives of Company E discussed with representatives of Credit Suisse Company E’s interest in a strategic transaction with Cogent. On July 6, 2010, Company E informed representatives of Credit Suisse that it was not interested in pursuing a strategic transaction with Cogent.

To facilitate the further exchange of confidential information in contemplation of a possible transaction between Cogent and Company D, we entered into a non-disclosure agreement with a potential partner of Company D on May 18, 2010.

Also on May 18, 2010, Credit Suisse held a discussion with JP Morgan Securities LLC (“JP Morgan”), financial advisor to 3M, to outline the process proposed by Cogent to explore a possible transaction, including a preliminary discussion of price.

On May 22, 2010, Mr. Buckley called Mr. Hsieh and indicated that 3M was interested in pursuing a strategic transaction with Cogent.

On May 24, 2010, Mr. Delkoski held a telephone conversation with Mr. Hsieh during which Mr. Delkoski communicated 3M’s interest in acquiring Cogent at a price range of $9.25 to $10.25 per share. Mr. Hsieh invited 3M to conduct further diligence on Cogent.

On May 25, 2010, representatives of Credit Suisse contacted representatives of Company G, who expressed a desire to pursue a potential transaction with Cogent.

On May 26, May 27 and May 31, 2010, JP Morgan submitted diligence requests to Credit Suisse, and we executed an amendment to our mutual non-disclosure agreement with 3M that extended the term of the agreement.

To facilitate the further exchange of confidential information in contemplation of a possible transaction between Cogent and Company G, we entered into a mutual confidentiality agreement with Company G on June 1, 2010.

From June 1 through June 4, 2010, 3M and JP Morgan held initial due diligence discussions with Mr. Kim and Mary Jane Abalos, Cogent’s Vice President of Planning & Finance Operations, at Cogent’s headquarters in Pasadena, California. Mr. Hsieh participated by telephone in certain of the due diligence discussions. During this time Cogent provided 3M, JP Morgan and 3M’s legal counsel, Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) with access to an electronic data room populated with documents and other materials that were responsive to 3M and JP Morgan’s diligence requests. From June 3, 2010 to August 29, 2010, we continued to upload documents and other materials to the electronic data room.

Between June 9, 2010 and July 2, 2010, members of our management team participated in conference calls with representatives of Company G regarding our business and operations. On June 9, 2010, we provided Company G with access to the electronic data room. In addition, on June 17, 2010, members of our management team delivered in-person presentations to representatives of Company G regarding our business, operations and technology.

Between June 11 and June 18, 2010, additional diligence calls were held between members of our management team and representatives of 3M and JP Morgan regarding Cogent’s business, outlook and operations.

On June 14, 2010, Credit Suisse delivered to JP Morgan and Company G a letter requesting that 3M and Company G submit non-binding indications of interest by June 29, 2010. The letter further specified that after review of such indications of interest, Cogent would select a limited number of parties to participate in further due diligence.

On June 28, 2010, Messrs. Hsieh and Kim participated in a conference call with Company D relating to our business and operations.

On July 2, 2010, we received from JP Morgan a preliminary non-binding indication of interest for 3M to acquire Cogent in a transaction in which shareholders would receive $10.50 per share in cash. 3M’s proposal specified that 3M’s initial valuation was subject to it being granted exclusivity in the continuing sale process, satisfactory completion of due diligence, the entry into suitable retention agreements with key Cogent employees, including Mr. Hsieh, and the entry into a voting agreement with Mr. Hsieh.

Also on July 2, 2010, we received from Company G a preliminary non-binding indication of interest in acquiring all of the outstanding equity of Cogent at a price per share ranging from $10.00 to $10.50 per share. Company G’s indication of interest was subject to satisfactory completion of due diligence, but was not subject to a financing condition.

At a special telephonic meeting of our board of directors on July 6, 2010, our Board reviewed and discussed 3M’s indication of interest and Company G’s indication of interest with our senior management and representatives of Credit Suisse. Representatives of Morrison also attended the meeting. Representatives of Credit Suisse summarized the key terms reflected in 3M’s indication of interest and Company E’s indication of interest. The Board discussed with senior management and representatives of Credit Suisse the appropriate valuation methodologies and metrics for Cogent. After the discussion, our Board instructed representatives of Credit Suisse to advise 3M and Company G that their offers would have to be improved. Following the meeting, Credit Suisse conveyed our Board’s message to 3M and Company G, and both companies expressed a desire to conduct additional due diligence on Cogent.

Between July 6, 2010 and August 6, 2010, members of our management participated in in-person meetings and conference calls with representatives of 3M and JP Morgan, during which our business, operations and technology were discussed and representatives of Morrison participated in conference calls with representatives of 3M regarding legal due diligence. In addition, from July 26, 2010 to July 28, 2010, representatives of 3M visited our facilities in Shenzhen and Beijing, China and met with, among others, Mr. Hsieh and Ankuo Wang, Cogent’s General Manager- China.

Between July 6, 2010 and July 30, 2010, members of our management participated in in-person meetings and conference calls with representatives of Company G, during which our business, operations and technology were discussed.

On July 12, 2010, JP Morgan advised Credit Suisse that 3M remained interested in acquiring Cogent and that 3M intended to seek approval for the acquisition at its regularly scheduled board meeting on August 9, 2010. JP Morgan also advised that 3M would need to have due diligence completed prior to submitting any final proposal.

On July 21 and July 22, 2010, Messrs. Hsieh and Kim met with representatives of Company D in Los Angeles, California. Company D and Cogent each provided an overview of their respective businesses and operations. Following that meeting, representatives of Company D provided a list of additional diligence requests to representatives of Goldman Sachs.

On July 29, 2010, representatives of Company D informed Mr. Hsieh that Company D was interested in pursuing a strategic transaction with Cogent, and would be submitting a nonbinding letter of intent.

Also on July 29, 2010, Mr. Kim held a financial update call with representatives of 3M and JP Morgan to discuss Cogent’s expected second quarter earnings.

On July 30, 2010, a representative of Company G informed representatives of Credit Suisse that Company G would not be able to meet the low end of their initial bid range and, accordingly, would not be participating further in the process. Later that day, representatives of Credit Suisse transmitted to representatives of 3M a letter setting a deadline of August 11, 2010 to submit a further acquisition proposal. The letter specified, among other things, that the proposal should include the proposed purchase price, a marked copy of a merger agreement prepared by Cogent and a description of plans for the operation of Cogent and its employees and any plans for financing the transaction, if applicable. On the same day, we posted a draft merger agreement prepared by Morrison to the electronic data room.

Also on July 30, 2010, representatives of Goldman Sachs transmitted to representatives of Company D the draft merger agreement.

On August 2, 2010, our board of directors held a regularly scheduled meeting. Our senior management and representatives of Credit Suisse provided our Board with a summary of events that had occurred since the July 6th special Board meeting, including Company G’s election to no longer pursue a transaction with Cogent and Company D’s indication that it would submit a nonbinding letter of intent relating to a proposed transaction. Representatives of Morrison also attended the meeting. In addition, representatives of Credit Suisse presented updates to certain preliminary financial analyses of Cogent.

On August 6, 2010, we provided Company D and its representatives with access to the electronic data room.

On August 11, 2010, JP Morgan submitted a written non-binding proposal from 3M to acquire all of our outstanding equity for a purchase price of $10.50 per share in cash. The proposal indicated, among other things, that there would be no financing contingency to the closing, that the consummation of the transaction was subject to entering into retention arrangements with key employees, including Mr. Hsieh, and that the proposal was conditioned upon Cogent negotiating exclusively with 3M until August 23, 2010. The proposal also indicated that 3M believed it could be in a position to announce a transaction within ten days of our notification that we were prepared to proceed to negotiation of final terms. Additionally, the proposal included 3M’s comments on the proposed merger agreement and a proposed voting and tender agreement with Mr. Hsieh. Among the terms included in the draft merger agreement proposed by 3M was a termination fee equal to $30,000,000.

Between August 11, 2010 and August 21, 2010, representatives of Morrison reviewed the revised draft of the merger agreement and the draft voting and tender agreement, discussed the terms proposed in the revised draft of the merger agreement and the draft voting and tender agreement with members of our senior management and prepared a further revised draft of the merger agreement and a revised draft of the voting and tender agreement.

On August 12, 2010, representatives of Goldman Sachs, at the Board’s request, informed representatives of Company D that we had received a definitive proposal for a transaction.

On August 13, 2010, representatives of Company D advised representatives of Goldman Sachs that Company D would be submitting a preliminary non-binding indication of interest on August 16th or 17th, 2010.

On August 15, 2010, our board of directors held a telephonic special meeting. Members of our senior management and representatives of Credit Suisse and Morrison also attended the meeting. Representatives of Credit Suisse summarized 3M’s definitive proposal, and the Board discussed with senior management and representatives of Credit Suisse the appropriate valuation methodologies and metrics for Cogent. Members of our senior management updated our Board on the discussions and interactions with Company D since the August 2nd Board meeting. Representatives of Morrison summarized the terms of the draft merger agreement and the draft voting and tender agreement that were submitted by 3M with its August 11th proposal. Our Board discussed these developments. Following the discussion, our Board instructed representatives of Credit Suisse to inform 3M that, among other things, the price, the termination fee methodology (3% of equity value) and portions of the proposed voting and tender agreement were not acceptable to Cogent. On August 16, 2010, Credit Suisse held a telephonic discussion with JP Morgan to convey these points.

On August 17, 2010, we received from Company D a preliminary non-binding indication of interest in acquiring all of the outstanding equity of Cogent for a price per share in a range of $11.00 to $12.00 in cash.

Company D’s indication of interest was subject to satisfactory completion of due diligence, but was not subject to a financing condition. Company D also provided a preliminary material issues list relating to the draft merger agreement. Following our receipt of Cogent D’s indication of interest, representatives of Goldman Sachs discussed the proposal with representatives of Company D.

On August 18, 2010, our board of directors held a telephonic special meeting. Members of our senior management and representatives of Credit Suisse, Goldman Sachs and Morrison also attended the meeting. Representatives of Goldman Sachs summarized Company D’s preliminary proposal and updated our Board on their discussions with representatives of Company D regarding such proposal. Representatives of Credit Suisse updated our Board on the discussions and interactions with 3M since the August 15th special Board meeting. Our Board discussed Company D’s preliminary proposal and 3M’s August 11th proposal. Our Board also discussed the due diligence investigations that had been conducted by Company D and 3M to date and noted that Company D had indicated that it would require at least several more weeks to complete its due diligence investigations. Our Board further discussed the execution risks relating to each of Company D’s and 3M’s proposals, including the potential antitrust and other regulatory approval issues that could affect the timing and certainty of closing a transaction with either 3M or Company D. In particular, our Board discussed the fact that Company D was a direct competitor based in a foreign jurisdiction, and therefore any transaction with Company D presented approval risks under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Exon-Florio Amendment to the Defense Production Act of 1950. Following the discussion, our Board instructed senior management to continue to provide documents and materials in response to Company D’s due diligence requests. Our Board also instructed representatives of Goldman Sachs to inform Company D that it was critical that they shorten the time required to complete their diligence and to address antitrust and other regulatory approval issues that could affect the ability of Company D to complete a transaction. Our Board also instructed the representatives of Credit Suisse to reiterate to 3M that the price, the termination fee methodology and portions of the proposed voting and tender agreement were not acceptable to Cogent.

Later on August 18, 2010, representatives of Credit Suisse discussed our Board’s positions with JP Morgan. Representatives of Credit Suisse also informed JP Morgan of Company D’s preliminary proposal. JP Morgan communicated 3M’s decision not to raise the price per share in its August 11th proposal or to revise the termination fee methodology, but that it would agree to revise the termination provisions of the voting and tender agreement to delete a provision that would extend certain obligations of the shareholders 180 days beyond the termination of the merger agreement.

On August 19, 2010, JP Morgan delivered to Credit Suisse a letter from 3M to our board of directors. The letter indicated that 3M continued to believe that a combination between Cogent and 3M was very compelling and that 3M remained highly confident that 3M could be in a position to announce a transaction in seven days. The letter also indicated, however, that since 3M had been informed by our financial advisor that its August 11th proposal was not acceptable, 3M was formally withdrawing the proposal effective 5:00 PM Pacific Time on August 20, 2010. Later in the day on August 19th, representatives of Credit Suisse and JP Morgan discussed the letter, and representatives of JP Morgan reiterated that 3M remained firm on the termination fee.

On August 20, 2010, our board of directors held a telephonic special meeting. Members of our senior management and representatives of Credit Suisse, Goldman Sachs and Morrison also attended the meeting. Representatives of Goldman Sachs updated our Board on the discussions and interactions with Company D since the August 18th special board meeting. Representatives of Credit Suisse summarized 3M’s August 19th letter, and our Board discussed such letter with our senior management and representatives of Credit Suisse and considered the view of representatives of Credit Suisse regarding the risk of 3M terminating its offer. Following the discussion, our Board approved negotiating a definitive merger agreement with 3M, based on 3M’s August 11th proposal, but our Board was not prepared to negotiate exclusively with 3M. Our Board also instructed representatives of Goldman Sachs to continue discussions with Company D and to reiterate to Company D that time was of the essence. Our Board further instructed our senior management to continue providing documents and other materials in response to Company D’s due diligence requests.

On August 20, 2010, prior to the effectiveness of the withdrawal of 3M’s August 11th proposal, representatives of Credit Suisse called JP Morgan to inform them of Cogent’s decision to proceed to negotiate a transaction based on the terms set out in 3M’s August 11th proposal (as modified as described above). Credit Suisse also informed JP Morgan that Cogent would not accept the condition of exclusivity requested in 3M’s August 11th proposal.

Also on August 20, 2010, representatives of Goldman Sachs, as directed by the Board, informed Company D that our Board had approved negotiating a definitive merger agreement with another party and that time was of the essence.

On August 21, 2010, representatives of Morrison transmitted further revised drafts of the merger agreement and the voting and tender agreement to representatives of Cleary, proposing certain changes to the terms of those agreements.

During the week of August 23, 2010, our senior management team held a series of confirmatory due diligence sessions with 3M and representatives of JP Morgan and posted additional documents and materials to the electronic data room.

Also during the week of August 23, 2010, representatives of Goldman Sachs had additional discussions with Company D, and representatives of Morrison had discussions with Company D’s legal counsel regarding potential antitrust and other regulatory approval issues that could affect the timing and certainty of closing a transaction with Company D.

On August 23, 2010, representatives of Cleary transmitted a further revised draft of the merger agreement and a further revised draft of the voting and tender agreement to representatives of Morrison.

On August 24, 2010, representatives of Morrison and Cleary discussed the terms of the merger agreement and the voting and tender agreement.

On August 24, 2010, our board of directors held a telephonic special meeting. Members of our senior management and representatives of Credit Suisse, Goldman Sachs and Morrison also attended the meeting. Representatives of Goldman Sachs updated our Board on the discussions and interactions with Company D since the August 20th special board meeting and the continued lack of a definitive proposal from Company D. Our Board further considered and discussed the execution risks and potential antitrust and other regulatory approval issues that could affect the timing and certainty of closing a transaction with Company D. Representatives of Credit Suisse reviewed the status of 3M’s confirmatory due diligence. Representatives of Morrison summarized the terms of the merger agreement and the voting and tender agreement. Our board of directors also discussed the major unresolved issues in the negotiation of the merger agreement and the voting and tender agreement. After discussion, our Board expressed their support for entering into a definitive merger agreement on the terms proposed, subject to satisfactory resolution of the unresolved matters and final approval of our Board. Our Board also instructed representatives of Goldman Sachs to continue discussions with representatives of Company D, and further instructed our senior management to continue providing documents and materials in response to Company D’s due diligence requests.

On August 24, 2010, 3M provided to eight key employees of Cogent forms of retention agreements, which contained proposed terms regarding the amount of retention payments, non-competition restrictions and provisions related to the ownership of intellectual property used by Cogent.

On August 25, 2010, certain of the key employees who were being represented by Morrison provided their comments to the form retention agreements, which included narrowing the scope of the non-competition restrictions, removing representations and warranties relating to Cogent’s intellectual property rights and increasing the amount of the proposed retention payments.

From August 25 to 29, 2010, representatives of 3M held discussions with Morrison and certain of the key employees with respect to the proposed terms of the retention agreements. These discussions addressed the non-competition restrictions, intellectual property provisions and the amounts of the retention payments (and in certain cases, performance targets that would need to be achieved in order to receive certain payments). By August 29, 2010, 3M and each of the eight key employees had agreed to the terms of the retention agreements. See “Approval of the Merger Agreement—Interests of Cogent’s Directors and Executive Officers in the Merger—Management Retention Agreements and Employment Agreements with 3M” for a discussion of such retention agreements.

On August 25, 2010, Morrison delivered a further revised draft of the merger agreement and the voting and tender agreement to Cleary.

From August 25 to August 28, 2010, representatives of Morrison and Cleary discussed the remaining open items in the merger agreement and the voting and tender agreement.

Our board of directors held another telephonic special meeting on August 29, 2010. Senior management and representatives of Credit Suisse, Goldman Sachs and Morrison also participated in this meeting. At this meeting, representatives of Goldman Sachs updated our Board on the discussions and interactions with Company D since the August 24th special Board meeting. Goldman Sachs and our senior management reported that Company D had not completed its due diligence investigation and would require in person meetings in the month of September in order to complete its investigation, which was a precondition to Company D’s delivery of a more definitive proposal. Our Board further considered and discussed the execution risks of any potential transaction with Company D, including potential antitrust and other regulatory approval issues that could affect the timing and certainty of closing a transaction with Company D. Representatives of Morrison then reported on the resolution of each of the previously unresolved issues with respect to the merger agreement and the voting and tender agreement that had been discussed with our Board. After further discussion, representatives of Credit Suisse then delivered its oral opinion, which was subsequently confirmed in writing, to the effect that as of the date thereof, and subject to and based upon the various qualifications and assumptions set forth in its written opinion, the consideration to be received by the shareholders (other than 3M or any of its affiliates or any affiliates of Cogent who have executed the voting and tender agreement) pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The full text of the written opinion of Credit Suisse, dated August 29, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached hereto as Annex B. After considering each of the factors described below in “—Reasons for Recommendation,” our board of directors determined it was in the best interests of Cogent and our shareholders to enter into the merger agreement with 3M. Accordingly, our board of directors unanimously (i) determined that it is in the best interests of Cogent and our shareholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution and delivery by Cogent of the merger agreement and (iii) resolved to recommend that the shareholders accept the offer, tender their common shares to Ventura pursuant to the offer and, if required by the applicable provisions of Delaware law, adopt the merger agreement.

After our Board meeting adjourned, the parties executed and delivered the merger agreement and voting and tender agreement and related documents.

On August 30, 2010, before the U.S. stock markets opened, 3M and Cogent jointly announced the transaction.

On September 10, 2010, pursuant to the merger agreement, Ventura commenced the offer.

On October 8, 2010, Ventura accepted for payment approximately 46.4 million Cogent common shares that were validly tendered into, and not withdrawn from the offer, including 34,369,965 shares tendered by Mr. Hsieh and certain entities controlled by him and commenced a subsequent offering period for all remaining untendered common shares.

On October 21, 2010, 3M exercised its rights under the merger agreement to appoint its designees, Michael P. Delkoski, Carol. A. Peterson, Rudy Pitera, Maureen C. Faricy and Kimberly Torseth to the Cogent board.

On October 26, 2010, the subsequent offering period expired. Ventura acquired an additional 18,540,190 Cogent common shares that were validly tendered during the subsequent offering period.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

Our Board of Directors Recommendation

At a special meeting of our board of directors convened on August 29, 2010, our board of directors (all of whom were unaffiliated with 3M or Ventura at that time) unanimously adopted and declared advisable the merger agreement, the offer and the merger and unanimously determined that the merger is in the best interests of Cogent and its shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval and adoption of the merger agreement.

Our Reasons for the Merger

In evaluating the merger agreement and the other transactions contemplated thereby, including the offer and the merger, our board of directors consulted with Cogent’s senior management and legal counsel and financial advisors, and considered a number of positive and negative factors in recommending that all shareholders vote for the approval and adoption of the merger agreement:

Cogent’s Operating and Financial Condition; Prospects of Cogent

Our board of directors considered the current and historical financial condition, results of operations, and business of Cogent, as well as Cogent’s financial plan and prospects, if it were to remain an independent company. Our board of directors evaluated Cogent’s financial plan, including the execution risks and uncertainties, and the potential impact on the trading price of the common shares (which is not feasible to quantify in a definitive manner), if Cogent were to execute or fail to execute upon its financial plan. Our board of directors discussed general market risks that could reduce the market price of the common shares. Our board of directors also considered the highly competitive and rapidly evolving environment in which Cogent operates and is expected to operate in the future. The Board considered the challenges that Cogent had faced in competing effectively on several recent large contract awards and the fact that many of Cogent’s competitors have greater name recognition, access to larger customer bases and substantially greater resources, and the impact of this competitive environment on Cogent’s ability to retain and expand its portion of the total available market.

Available Alternatives; Results of Discussions with Third Parties

Our board of directors considered the possible alternatives to the acquisition by 3M and perceived risks of those alternatives, the range of potential benefits to shareholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as our board of directors’ assessment that none of these alternatives were reasonably likely to present superior opportunities for Cogent to create greater value for shareholders, taking into account risks to the successful completion of a transaction as well as regulatory, business, competitive, industry and market risks. Our board of directors also considered the results of the process that our board of directors had conducted, with the assistance of Cogent management and its financial and legal advisors, to evaluate strategic alternatives and the results of discussions with third parties regarding business combination and change of control transactions. Our board considered the risk of 3M terminating its bid for Cogent. Our board of directors considered the indication of interest in an acquisition of Cogent expressed by Company D, including the investigation and diligence Company D had completed and the execution, business and antitrust and other regulatory approval risks of any transaction with Company D, including approval risk under the HSR Act, which risks the board deemed substantial. The board also considered the fact that Company D had been expressing an interest in pursuing a strategic transaction for over a year, but had not completed an in-depth diligence investigation of Cogent, delivered a definitive proposal or addressed sufficiently the antitrust and other regulatory approval risks relating to a strategic transaction between Company D and Cogent, despite time and notice of the need for action. Our board of directors also considered the ability of other bidders to make, and the likelihood that other bidders would make, a proposal to acquire Cogent at a higher price following execution of the merger agreement.

Financial Market Conditions; Historical Trading Prices

Our board of directors considered the current regional, national and international economic climate and the conditions of the financial markets. Our board of directors considered historical market prices, volatility and trading information with respect to the Common Stock, including the fact that the offer represents a premium of approximately 18% over the closing price per share of the common shares on August 27, 2010, the last full trading day prior to the meeting of our board of directors to consider and approve the merger agreement, and the fact that the offer represents a premium of approximately 50% over the approximate $3.20 enterprise value per share of the common shares on such date (based on approximately 89.8 million fully diluted common shares outstanding).

Opinion of Cogent’s Financial Advisor

Our board of directors considered the opinion of Credit Suisse, dated August 29, 2010, to our board of directors as to the fairness, from a financial point of view and as of such date, of the $10.50 per share consideration to be paid to shareholders (other than 3M, any affiliate of 3M or affiliates of Cogent who had executed the voting and tender agreement) pursuant to the merger agreement, as more fully described in the section entitled “Opinion of Cogent’s Financial Advisor.”

Cash Consideration; Certainty of Value

Our board of directors considered the form of consideration to be paid to the shareholders in the offer and the merger and the certainty of the value of cash consideration compared to stock or other forms of consideration, as well as the fact that 3M’s proposal was not subject to obtaining any outside financing. Our board of directors considered the business reputation of 3M and its management and the substantial financial resources of 3M and, by extension, Ventura, which our board of directors believed supported the conclusion that a transaction with 3M and Ventura could be completed relatively quickly and in an orderly manner.

Terms of the Merger Agreement

The provisions of the merger agreement, including the respective representations and warranties (as qualified by information in confidential disclosure schedules provided by Cogent in connection with the signing of the merger agreement, which modify, qualify and create exceptions to the representations and warranties and allocate risk between Cogent, 3M and Ventura, rather than establishing matters of fact, and, accordingly, may not constitute the actual state of facts about Cogent, 3M or Ventura) and covenants and termination rights of the parties and termination fees payable by Cogent, including without limitation:

(1) Cash Tender Offer. The offer and the merger provided for a prompt cash tender offer for all common shares to be followed by a merger for the same consideration, thereby enabling shareholders, at the earliest possible time, to obtain the benefits of the transaction in exchange for their common shares.

(2) No Financing Condition. 3M’s obligations under the merger agreement are not subject to any financing condition, 3M’s representations in the merger agreement that it has and will have sufficient funds available to it to consummate the offer and the merger and 3M’s financial strength.

(3) Ability to Respond to Certain Unsolicited Takeover Proposals. The provisions in the merger agreement that provided for the ability of our board of directors, in furtherance of the exercise of its fiduciary duties under Delaware law, to engage in negotiations or discussions with any third party that had made a bona fide, written takeover proposal that our board of directors believed in good faith was or was reasonably likely to lead to a Superior Proposal (as defined in Section 6.8(f)(ii) of the merger agreement) and to furnish to such third party non-public information relating to Cogent pursuant to a confidentiality agreement that contained confidentiality provisions that were no less favorable to Cogent than those contained in the confidentiality agreement entered into with 3M.

(4) Change of Recommendation; Fiduciary Termination Right. In the event Cogent received a takeover proposal that constitutes a Superior Proposal, our board of directors had the right, prior to the acceptance of the common shares in the offer by Ventura, to fail to make, withdraw or modify in a manner adverse to 3M its approval or recommendation to its shareholders of the offer or declaration of advisability of the merger agreement, the offer, or the merger. However, our board of directors could not make such an adverse recommendation change in response to a takeover proposal received from a third party unless (i) Cogent promptly notified 3M of our Board’s decision to take such action and the reasons therefor and (ii) Cogent gave 3M five business days after delivery of such notice to propose revisions to the terms of the merger agreement (or make another proposal) and if 3M proposed to revise the terms of the merger agreement or make another proposal, Cogent, during such period, negotiated in good faith with 3M with respect to such proposed revisions or other proposal (with any material changes to an acquisition proposal requiring a new notice and a new five business day period for negotiations). Our board of directors had the ability to terminate the merger agreement to accept a Superior Proposal if (i) our board of directors determined in good faith, after consultation with outside legal counsel, that the failure to take such action was inconsistent with its fiduciary duties, (ii) Cogent complied with requirements set forth in the prior sentence and (iii) Cogent paid 3M a termination fee of $28.3 million in cash.

(5) Conditions to Consummation of the Offer and the Merger; Likelihood of Closing. The reasonable likelihood of the consummation of the transactions contemplated by the merger agreement and that 3M’s obligations to purchase common shares in the offer and to close the merger are subject to limited conditions.

(6) Top-Up Option. Our board of directors considered that Ventura had been granted a “top-up option” to purchase from Cogent, under certain circumstances following consummation of the offer, at a price per share equal to the offer price, up to a number of additional common shares sufficient to cause Ventura to own one Share more than 90% of the common shares then outstanding, and that this could permit Ventura to consummate the merger more quickly as a short form merger under Delaware law.

Failure to Close; Public Announcement

The possibility that the transactions contemplated by the merger agreement may not be consummated, and the effect of public announcement of the merger agreement, including effects on Cogent’s sales, operating results and stock price, and Cogent’s ability to compete effectively for new customer projects.

Termination Fee

The termination fee of $28.3 million (approximately 3.0% of Cogent’s equity value and approximately 6.6% of Cogent’s enterprise value, based on the offer price of $10.50 per common share) that could have become payable pursuant to the merger agreement under certain circumstances, including if Cogent terminated the merger agreement to accept a Superior Proposal or if 3M terminated the merger agreement because Cogent’s board of directors changed its recommendation with respect to the offer or the merger. Our board of directors considered that these provisions in the merger agreement could have had the effect of deterring third parties who might have been interested in exploring an acquisition of Cogent but was of the view that the payment of the termination fee was comparable to termination fees in transactions of a similar size, was reasonable and would not likely deter competing bids. In addition, our board of directors recognized that the provisions in the merger agreement relating to termination fees and non-solicitation of acquisition proposals were insisted upon by 3M as a condition to entering into the merger agreement and that the termination fee would not likely be required to be paid unless Cogent entered into, or intended to enter into, a definitive agreement with respect to a Superior Proposal.

Voting and Tender Agreement

Our Board considered the fact that 3M required Mr. Hsieh and certain entities controlled by Mr. Hsieh, who together owned approximately 38.9% of the outstanding common shares as of August 29, 2010, to enter into the voting and tender agreement, pursuant to which such shareholders were required to (i) tender in the offer, and not withdraw, 100% of the common shares owned by them, (ii) vote 100% of the common shares owned by them in favor of the adoption of the merger agreement and to approve the merger in the event shareholder approval is required to consummate the merger pursuant to Section 251 of the Delaware General Corporation Law (“DGCL”) and against any competing transactions, (iii) appoint 3M as a proxy to vote 100% of the common shares owned by them in connection with the merger agreement, and (iv) not otherwise transfer the common shares. In addition, such shareholders granted 3M an option to acquire such common shares at the offer price in the event 3M acquired common shares in the offer but the common shares subject to the voting and tender agreement were not tendered or were withdrawn from the offer. Our board further considered that the voting and tender agreement and the obligations of such shareholders thereunder would terminate in the event the merger agreement was terminated. Our board also considered whether the terms of the voting and tender agreement, including the option to acquire common shares described above, could limit our board’s ability to consider, recommend or accept a competing bid and create a barrier to potential competing offers and concluded that it did not because the voting and tender agreement terminated upon termination of the merger agreement, including a termination arising in connection with Cogent’s acceptance of a Superior Proposal.

The foregoing discussion of information and factors considered and given weight by our board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of our board of directors may have given different weights to different factors.

Our board of directors determined that the factors described above under “Cogent’s Operating and Financial Condition; Prospects of Cogent,” “Available Alternatives; Results of Discussions with Third Parties,” “Financial Market Conditions; Historical Trading Prices,” “Opinion of Cogent’s Financial Advisor,” “Cash Consideration; Certainty of Value,” and “Terms of the Merger Agreement” are reasons in support of the Board’s decision to recommend that all shareholders accept the offer and tender their common shares pursuant to the offer and vote to approve and adopt the merger agreement. Our board considered the other factors described above as neutral or negative and concluded that the reasons for recommending that all shareholders accept the offer and tender their common shares pursuant to the offer and vote to approve and adopt the merger agreement outweighed the neutral and negative factors.

In arriving at their respective recommendations, the directors of Cogent were aware of the interests of executive officers and directors of Cogent as described in more detail in this proxy statement.

Opinion of Our Financial Advisor

Credit Suisse is acting as financial advisor to Cogent in connection with the offer and the merger. As part of that engagement, the board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, to the shareholders, other than 3M and its affiliates and the shareholders entering into the voting and tender agreement (the “Excluded Persons”), of the price per share to be paid in the Transaction. On August 29, 2010, Credit Suisse rendered its oral opinion to the board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of August 29, 2010, the $10.50 per share (the “Per Share Consideration”) to be received by the shareholders pursuant to the Offer and the merger was fair, from a financial point of view, to such shareholders, other than the Excluded Persons.

Credit Suisse’s opinion was directed to the board of directors and only addresses the fairness from a financial point of view of the Per Share Consideration to be received by the shareholders pursuant to the offer and the merger (other than the Excluded Persons) and did not address any other aspect or implication of the offer and the merger or any other agreement, arrangement or understanding entered into in connection with the offer and the merger, including, without limitation, the voting and tender agreement. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy and sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on review undertaken and other matters considered by Credit Suisse in preparing its opinion. Shareholders are encouraged to read this opinion carefully in its entirety. However, neither Credit Suisse’s written opinion nor the summary of its opinion and related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any shareholder as to whether such shareholder should tender any common shares into the offer or how such shareholder should otherwise act on any matter relating to the offer and the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed the merger agreement and the voting and tender agreement, as well as certain publicly available business and financial information relating to Cogent;

•	reviewed certain other information relating to Cogent, including the projected financial information that was provided by Cogent’s management (described on pages 34–36);

•	met with Cogent’s management to discuss the business and prospects of Cogent;

•	considered certain financial and stock market data of Cogent, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Cogent;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Cogent referred to above, management of Cogent advised Credit Suisse, and Credit Suisse has assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Cogent’s management as to the future financial performance of Cogent. Credit Suisse also assumed, with Cogent’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the offer and the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Cogent and the contemplated benefits of the offer and the merger, and that the offer and the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and has not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cogent, nor has Credit Suisse been furnished with any such evaluation or appraisal.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the shareholders (other than the Excluded Persons) of the Per Share Consideration to be received in the offer and the merger and did not address any other aspect or implication of the offer and the merger or any other agreement, arrangement or understanding entered into in connection with the offer and the merger or otherwise, including, without limitation, the voting and tender agreement or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the offer and the merger, or class of such persons, relative to the Per Share Consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have a material impact on Credit Suisse’s analyses. Credit Suisse’s opinion did not address the merits of the offer and the merger as compared to any alternative transaction or strategy that may be available to Cogent, nor did it address Cogent’s underlying decision to proceed with the offer and the merger at all or as compared to any alternative transaction or strategy.

Credit Suisse’s opinion was for the information of the board of directors in connection with its consideration of the offer and the merger and does not constitute advice or a recommendation to any shareholder as to whether such shareholder should tender any common shares into the offer or how such shareholder should otherwise act on any matter relating to the offer and the merger.

In preparing its opinion, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Credit Suisse’s analyses for comparative purposes is identical to Cogent or the offer and the merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of business or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Cogent or Credit Suisse. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the board of directors in connection with its consideration of the offer and the merger and were among many factors considered by the board of directors in evaluating the offer and the merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the offer and the merger consideration or of the views of the board of directors with respect to the offer and the merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Credit Suisse’s opinion and reviewed with the board of directors on August 29, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

Selected Public Company Analysis

Credit Suisse reviewed financial and stock market information of Cogent and the following selected publicly traded companies in the Homeland Security industry and Network Management industry, respectively:

Homeland Security

•	NICE-Systems Ltd.

•	Verint Systems Inc.

•	L-1 Identity Solutions, Inc.

•	American Science and Engineering, Inc.

•	Analogic Corporation

•	OSI Systems, Inc.

Network Management

•	Compuware Corporation

•	Quest Software, Inc.

•	Progress Software Corporation

•	NetScout Systems, Inc.

•	OPNET Technologies, Inc.

Although none of the selected public companies is directly comparable to Cogent, the companies included were chosen because they are publicly traded companies that, for purposes of analysis, may be considered to have certain similar operations and/or to have targeted similar end markets as Cogent.

Credit Suisse reviewed, among other things, multiples of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and of net operating profit after tax (“NOPAT”) for Cogent and the other selected companies using closing stock prices as of August 27, 2010 (and February 26, 2010 for L-1 Identity Solutions, the day before L-1 Identity Solutions announced that it had hired advisors to explore strategic alternatives), and information it obtained from public filings, publicly available research analyst estimates and other publicly available information. The EBITDA multiples and NOPAT multiples based on such publicly available research analyst estimates for Cogent and the other selected companies for calendar years (“CY”) 2010 and 2011 are set forth below.

Selected Companies’ Multiples
	EBITDA		NOPAT
	CY2010	CY2011	CY2010	CY2011
Cogent	5.6x	4.6x	10.3x	7.6x

Homeland Security
NICE-Systems Ltd.	8.1x	7.1x	12.9x	10.8x
Verint Systems Inc.	9.6x	9.0x	13.2x	11.9x
L-1 Identity Solutions, Inc.	13.6x	11.8x	40.4x	30.7x
American Science & Engineering, Inc.	7.6x	7.5x	12.9x	12.6x
Analogic Corporation	8.6x	NA	22.3x	NA
OSI Systems, Inc.	8.5x	7.4x	18.3x	14.6x

Median	8.5x	7.5x	15.8x	12.6x
Mean	9.3x	8.6x	20.0x	16.1x

Network Management
Compuware Corporation	6.8x	6.7x	13.9x	13.2x
Quest Software, Inc.	7.9x	7.4x	12.9x	11.9x
Progress Software Corporation	6.1x	5.3x	9.8x	8.1x
NetScout Systems, Inc.	7.7x	7.0x	14.1x	12.3x
OPNET Technologies, Inc.	11.8x	7.5x	23.1x	15.3x

Median	7.7x	7.0x	13.9x	12.3x
Mean	8.1x	6.8x	14.8x	12.2x

Total
Median*	8.1x	7.4x	13.9x	12.4x
Mean*	8.7x	7.7x	17.6x	14.1x

*	Excludes Cogent.

Credit Suisse then calculated the implied per share equity reference range using the following range of multiplies:

Multiple	Selected Multiple Range
CY 2010E EBITDA	5.5x – 7.5x
CY 2011E EBITDA	4.5x – 7.0x
CY 2010E NOPAT	10.0x – 13.5x
CY 2011E NOPAT	7.5x – 11.5x”

This analysis indicated the following implied per share equity reference range for Cogent common shares, as compared to the Per Share Consideration to be received by the shareholders in the offer and the merger:

Implied Per Share Equity Reference Range for Cogent	Per Share Consideration
$8.27 – $10.46	$10.50

Selected Transaction Analysis

Credit Suisse reviewed certain transaction values and multiples in the following selected publicly-announced transactions, which involve companies with businesses in the Homeland Security or Network Management industry:

Announcement Date	Target	Acquiror	($ in millions) Aggregate Value
Homeland Security
01/19/10	Ahura Scientific Inc.	Thermo Fisher Scientific Inc.	$145
06/04/09	Axsys Technologies, Inc.	General Dynamics Corporation	$613
04/24/09	General Electric Company (81% interest in GE Homeland Protection)	Safran SA	$716
03/24/08	Digimarc Corporation	L-1 Identity Solutions, Inc.	$310
01/07/08	Bioscrypt Inc.	L-1 Identity Solutions, Inc.	$41
02/20/07	Public Safety Equipment (Intl) Ltd.	Diamond Castle Holdings LLC	$300
02/12/07	Witness Systems, Inc.	Verint Systems Inc.	$922
01/15/07	Smiths Aerospace	General Electric Company	$4,812
01/30/06	Intrado Inc.	West Corporation	$481
01/12/06	Identix Incorporated	Viisage Technology, Inc.	$743
12/19/05	First Technology plc	Honeywell International Inc.	$710
03/15/04	InVision Technologies, Inc.	General Electric Company	$840
10/01/02	Heimann Systems GmbH	Smiths Group plc	$369
09/18/02	Wescam Incorporated	L-3 Communications Holdings, Inc.	$131
09/16/02	Ion Track, Inc.	General Electric Company	$200
01/03/02	PerkinElmer Inc.’s Detection Systems Business	L-3 Communications Holdings, Inc.	$100
08/28/00	Printrak International Inc.	Motorola, Inc.	$143

Network Management
06/02/10	SonicWALL, Inc.	Thoma Bravo, LLC	$504
05/20/10	VeriSign, Inc. (auth. service)	Symantec Corporation	$1,280
05/17/10	Double-Take Software, Inc.	Vision Solutions, Inc.	$154
11/05/09	i2 Technologies, Inc.	JDA Software Group, Inc.	$371
07/28/09	SPSS Inc.	International Business Machines Corporation	$986
07/10/09	Entrust, Inc.	Thoma Bravo, LLC	$90
08/06/08	Parascript, LLC	Authentidate Holding Corp.	$50
07/28/08	Utimaco Safeware AG	Sophos Plc	$289
02/14/08	Macrovision Corporation’s Software Business Unit	Thoma Cressey Bravo Inc.	$200
07/16/07	DataMirror Corporation	International Business Machines Corporation	$149
07/25/06	WatchGuard Technologies, Inc.	Francisco Partners	$83
12/02/05	Visual Networks, Inc.	Fluke Electronics Corporation	$78
10/03/05	BindView Development Corporation	Symantec Corporation	$178

While none of the selected transactions is directly comparable with the offer and the merger, the selected transactions involve companies that, for purposes of analysis, may be considered to have certain similar operations and/or to have targeted similar end markets as Cogent.

Credit Suisse reviewed, among other things, the enterprise value to last twelve month (“LTM”) revenue multiples and LTM EBITDA multiples implied by the selected transactions for each of the target companies involved in the selected transactions, to the extent publicly available and based on publicly available financial information with respect to those target companies. The enterprise value for each of the target companies was based on the equity value of those target companies implied by the applicable transaction. With respect to the Homeland Security selected transactions, the median and mean of the enterprise value to LTM revenue multiples was 2.4x and 2.9x, respectively, and the median and mean of the enterprise value to LTM EBITDA multiples was 13.4x and 13.9x, respectively. With respect to the Network Management selected transactions, the median and mean of the enterprise value to LTM revenue multiples for each of the selected transactions was 2.3x and 2.2x, respectively, and the median and mean of the enterprise value to LTM EBITDA multiples was 12.4x and 12.0x, respectively. With respect to the selected transactions as a whole, the median and mean of the enterprise value to LTM revenue multiples was 2.3x and 2.6x, respectively, and the median and mean of the enterprise value to LTM EBITDA multiples was 12.7x and 13.1x, respectively. Credit Suisse then applied a range of selected LTM revenue multiples of 2.0x to 3.0x and LTM EBITDA multiples of 10.0x to 13.5x derived from the selected transactions to Cogent’s LTM revenue and EBITDA (as of June 30, 2010). This analysis indicated the following implied per share equity reference range for Cogent, as compared to the Per Share Consideration to be received by the shareholders in the offer and the merger:

Implied Per Share Equity Reference Ranges for Cogent	Per Share Consideration
$8.39 – $11.10	$10.50

Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis to calculate the estimated net present value of the unlevered after-tax free cash flows that Cogent was forecasted to generate from fiscal year 2010 through fiscal year 2015 (with fiscal year 2016 constituting the terminal year), using the projected financial information that was provided by Cogent’s management (described on pages 34 – 36). For purposes of its analysis, Credit Suisse defined “unlevered after-tax free cash flow,” or “UFCF,” as earnings before interest expense/income and income taxes, less income taxes, less share-based compensation expense (tax adjusted), plus depreciation and amortization, less increases in net working capital, and less capital expenditure. Based on the foregoing, Credit Suisse used the following projections of UFCF for purposes of its discounted cash flow analysis:

Fiscal Year	Projected UFCF
2010	$28.7 million
2011	$26.9 million
2012	$30.7 million
2013	$33.0 million
2014	$37.4 million
2015	$40.5 million

Credit Suisse calculated a range of estimated terminal values for Cogent of $460.3 million to $627.6 million by applying a range of terminal EBITDA multiples of 5.5x to 7.5x. The estimated free cash flows and terminal values were then discounted to present value using discount rates ranging from 11.0% to 15.0%. The range of terminal EBITDA multiples and the range of discount rates were selected by Credit Suisse based on Credit Suisse’s experience in the valuation of businesses and securities and Credit Suisse’s familiarity with Cogent and its business.

These analyses indicated the following implied per share equity reference range for Cogent, as compared to the Per Share Consideration to be received by the shareholders in the offer and the merger:

Implied Per Share Equity Reference Range for Cogent	Per Share Consideration
$9.58 – $11.27	$10.50

Other Matters

Cogent engaged Credit Suisse as its financial advisor in connection with the offer and the merger. Cogent selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with Cogent and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to Cogent’s engagement letter with Credit Suisse, Cogent has agreed to pay Credit Suisse a customary fee for its services, a portion of which became payable upon the rendering of its opinion and a significant portion of which is contingent upon the consummation of the offer and the merger. In addition, Cogent has agreed to reimburse Credit Suisse for certain expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or relating to Credit Suisse’s engagement.

Credit Suisse and its affiliates have in the past provided, are currently providing, and in the future may provide, investment banking and other financial services to Cogent and its affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse and its affiliates have in the past provided and in the future may provide investment banking and other financial services to 3M and its affiliates. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Cogent, 3M and any other company that may be involved in the offer and the merger, as well as provide investment banking and other financial services to such companies.

Prospective Financial Information

In connection with its sale process, Cogent provided potential acquirors certain prospective financial information concerning Cogent, including projected revenues, gross profit, operating expense, earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”).

The summary of such information is included solely to give shareholders access to the information that was made available to 3M and is not included in this proxy statement in order to influence any shareholder to make any investment decision with respect to the offer or the merger, including whether or not to seek appraisal rights with respect to the common shares.

The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles (“GAAP”). Neither Cogent’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by Cogent with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Cogent’s business, all of which are difficult to predict and many of which are beyond Cogent’s control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Cogent’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Cogent’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by Cogent’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Cogent’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Cogent, 3M, Ventura, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of 3M, Ventura or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Cogent, 3M, Ventura or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. There can be no assurance that the announcement of the offer or the transactions contemplated by the merger agreement will not cause customers of Cogent to delay or cancel purchases of Cogent’s services pending the consummation of such transactions or the clarification of any intentions with respect to the conduct of Cogent’s business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of Cogent to achieve the results reflected in such prospective financial information. Further, the prospective financial information does not take into account the effect of any failure of the offer to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by Cogent, 3M or Ventura that they are viewed by Cogent, 3M or Ventura as material information of Cogent, and in fact Cogent and 3M view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Cogent contained in Cogent’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Cogent’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement.

Certain of the prospective financial information set forth herein, including non-GAAP total gross profit, total operating expenses, EBIT and EBITDA, may be considered non-GAAP financial measures. Cogent provided this information to potential acquirors because Cogent believed it could be useful in evaluating, on a prospective basis, Cogent’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Cogent may not be comparable to similarly titled amounts used by other companies.

	2010*	2011*	2012*	2013*	2014*	2015*
	FY	FY	FY	FY	FY	FY
	(amounts in thousands)
Total Revenue (GAAP)	$140,005	$166,458	$182,544	$203,917	$227,419	$248,272
Total Gross Profit (non-GAAP)	$92,797	$94,787	$106,351	$116,299	$130,609	$143,553
Total Operating Expenses (non-GAAP)	$41,854	$46,140	$51,028	$56,611	$62,992	$70,294
EBIT (non-GAAP)	$50,942	$48,647	$55,323	$59,688	$67,617	$73,259
EBITDA (non-GAAP)	$53,942	$51,722	$58,475	$62,919	$70,928	$76,654

GAAP TO NON-GAAP RECONCILIATION
Total Gross Profit
Total Gross Profit (GAAP)	$91,594	$93,357	$104,783	$114,548	$128,656	$141,421
Share-Based Compensation Expense(1)	$1,203	$1,430	$1,568	$1,751	$1,953	$2,132

Total Gross Profit (non-GAAP)	$92,797	$94,787	$106,351	$116,299	$130,609	$143,553

Total Operating Expenses
Total Operating Expenses (GAAP)	$44,517	$49,305	$54,499	$60,488	$67,317	$75,015
Share-Based Compensation Expense(2)	$(2,663)	$(3,165)	$(3,471)	$(3,877)	$(4,325)	$(4,721)

Total Operating Expenses (non-GAAP)	$41,854	$46,140	$51,028	$56,611	$62,992	$70,294

EBIT and EBITDA
Net Income (GAAP)	$33,527	$33,060	$37,268	$40,018	$44,951	$48,584
Income Tax (GAAP)(3)	$21,435	$21,137	$23,827	$25,586	$28,739	$31,062
Interest Income(4)	$(7,884)	$(10,145)	$(10,811)	$(11,545)	$(12,352)	$(13,240)
Total Share-Based Compensation Expense(5)	$3,864	$4,595	$5,039	$5,629	$6,279	$6,853

EBIT (non-GAAP)	$50,942	$48,647	$55,323	$59,688	$67,617	$73,259

Depreciation and Amortization Expense	$3,000	$3,075	$3,152	$3,231	$3,311	$3,395

EBITDA (non-GAAP)	$53,942	$51,722	$58,475	$62,919	$70,928	$76,654

*	The prospective information includes certain assumptions about new revenue opportunities that Cogent had separately identified to 3M.
(1)	Assumes share-based compensation expense allocated to cost of product revenues and cost of maintenance and services revenues equal to 31.1% of total share-based compensation expense for all periods.
(2)	Assumes share-based compensation expense allocated to research and development, selling and marketing and general and administrative equal to 68.9% of total share-based compensation expense for all periods.
(3)	Assumes a tax rate of 39% for all periods.
(4)	Assumes an interest income rate of 1.4% for FY 2010 and an interest income rate of 1.8% for all other periods.
(5)	Assumes share-based compensation expense of 2.8% of total revenue for all periods.

Change of Control

On October 8, 2010, Ventura acquired approximately 46.4 million Cogent common shares validly tendered and not withdrawn in the offer, representing approximately 52 percent of Cogent’s outstanding common shares calculated on a fully diluted basis, at an aggregate purchase price of approximately $487 million using funds provided to Ventura by 3M, as described below under “Financing of the Offer and the Merger.” Following expiration of the initial offering period, 3M announced a subsequent offering period which expired on October 26, 2010. During the subsequent offering period, Ventura acquired an additional 18,540,190 Cogent common shares at an aggregate purchase price of approximately $194.7 million. As a result of the initial and subsequent offering periods, 3M beneficially owns an aggregate of 64,921,969 common shares, or approximately 73.3% of our outstanding common shares. Pursuant to the merger agreement, 3M was entitled, upon payment of shares tendered pursuant to the offer, to designate a number of directors of Cogent, rounded up to the next whole number, that is equal to the product of the total number of directors on Cogent’s board and the percentage that the number of common shares owned by Ventura or any other subsidiary of 3M bears to the total number of common shares outstanding. Accordingly, on October 21, 2010, 3M’s designees, Michael P. Delkoski, Carol. A. Peterson, Rudy Pitera, Maureen C. Faricy and Kimberly Torseth, were appointed to the Cogent board.

The merger agreement provides that, until the effective time of the merger, our board of directors shall have at least two independent directors (as defined in the merger agreement) who were on the board on August 29, 2010, and certain actions of Cogent may only be authorized by these independent directors (and will not require any additional approval by our board).

Financing of the Offer and Merger

3M, the ultimate parent company of Ventura, will provide Ventura with sufficient funds to pay for all common shares to be acquired in the offer and the merger. The total amount of funds necessary to pay all merger consideration and customary fees and expenses in connection with the merger agreement and the transactions contemplated therein, including the offer, is estimated to be approximately $951 million, which will be used to pay shareholders of Cogent and holders of Cogent’s other equity-based interests. 3M has advised us that they expect to provide funds for these payments to Ventura, either as a capital contribution or as an intercompany loan. 3M will obtain such funds from cash on hand and/or cash generated from general corporate activities, including the issuance of commercial paper in the ordinary course of business. 3M and Ventura do not have any alternative financing plans or arrangements. The consummation of the merger is not conditioned upon any financing arrangements.

Interests of Cogent Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve and adopt the merger agreement, shareholders should be aware that Cogent’s executive officers and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in determining the recommendation set forth in this proxy statement.

Consideration Payable Pursuant to the Merger

As of August 27, 2010, Cogent’s directors and executive officers (and affiliates and affiliated investment entities) owned in the aggregate 34,374,965 common shares (excluding common shares issuable upon the exercise of options to purchase Common Stock and the vesting of restricted stock units). Of this amount, Mr. Hsieh and certain entities controlled by Mr. Hsieh held approximately 34,369,965 common shares on August 27, 2010, representing approximately 38.9% of Cogent’s outstanding common shares, which are subject to the voting and tender agreement. The directors and executive officers (and affiliates and affiliated investment entities) tendered all of their common shares for purchase pursuant to the offer and those common shares were accepted for purchase and purchased by Ventura. As a result, the directors and executive officers received an aggregate of approximately $360,937,133 in cash, including $360,884,633 by Mr. Hsieh and certain entities controlled by Mr. Hsieh. The beneficial ownership of each director and executive officer as of November 2, 2010 is further described in the Information proxy under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Effect of the Offer and the Merger Agreement on Options and Restricted Stock Units

Options

As of August 27, 2010, Cogent’s directors and executive officers held options to purchase 408,753 common shares in the aggregate, with exercise prices ranging from $0.60 to $21.30 per share and an aggregate weighted average exercise price of $5.91 per Share. The merger agreement provides that any outstanding option to acquire common shares, whether vested or unvested, shall vest and become fully exercisable immediately prior to the effective time of the merger in accordance with the terms and conditions of the applicable stock plan under which such option was granted and the applicable stock option agreement for such option. At the effective time of the merger, each holder of an option will be entitled to receive an amount equal to the excess, if any, of the merger consideration, without interest, over the exercise price per share of such option, less any required withholding taxes. If the exercise price per share of any option equals or exceeds the applicable merger consideration, such amount shall be zero.

The table below sets forth information regarding the options held by Cogent’s directors and executive officers as of August 27, 2010 with an exercise price per share less than the offer Price.

Name	Number of Securities Underlying Cogent Stock Options (#)	Option Exercise Price ($)	Aggregate Proceeds ($)	Total ($)
Ming Hsieh	—	—	—	—

Paul Kim	—	—	—	—

Michael Hollowich	2	0.60	20	356,521
	4,570	1.00	43,415
	30,845	4.50	185,070
	21,336	4.50	128,016

James Jasinski	10,000	0.60	99,000	1,349,000
	40,000	0.75	390,000
	40,000	1.00	380,000
	45,583	4.50	273,498
	34,417	4.50	206,502

John C. Bolger	10,000	10.03	4,700	4,700

John P. Stenbit	40,000	4.50	240,000	244,700
	10,000	10.03	4,700

Kenneth R. Thornton	40,000	4.50	240,000	244,700
	10,000	10.03	4,700

Restricted Stock Units

As of August 27, 2010, Cogent’s executive officers and directors held outstanding restricted stock units (“RSUs”) covering 172,250 common shares in the aggregate. Each RSU outstanding immediately prior to the purchase of the common shares pursuant to the offer (the “Acceptance Time”) and held by (i) Cogent’s non-executive directors and (ii) Paul Kim, Cogent’s Chief Financial Officer, will fully vested and was settled for one Share immediately prior to the Acceptance Time pursuant to the terms of the respective RSU awards. All other RSUs held by Cogent’s employees, including its executive officers, will fully vest immediately prior to the effective time of the merger and be settled for common shares with the right to receive the merger consideration, pursuant to the terms of the merger agreement.

The table below sets forth information regarding the RSUs held by Cogent’s directors and executive officers as of August 27, 2010.

Name	Common Shares Subject to RSUs (#)	Aggregate Proceeds ($)
Ming Hsieh	—	—
Paul Kim	90,000	945,000
Michael Hollowich	23,500	246,750
James Jasinski	34,750	364,875
John C. Bolger	8,000	84,000
John C. Stenbit	8,000	84,000
Kenneth R. Thornton	8,000	84,000

Management Retention Agreements and Employment Agreements with 3M

Management Retention Agreements

On August 29, 2010, each of Cogent’s executive officers, Ming Hsieh, Chief Executive Officer and Chairman of the board of directors, Mr. Kim, James Jasinski, Executive Vice President, Federal and State Systems, and Michael Hollowich, Executive Vice President, Operations, entered into a retention letter agreement with 3M and Cogent to continue each of their respective employments with Cogent following the Acceptance Time. Each retention agreement provides terms of such employee’s continued employment with Cogent (including the Surviving Corporation) beginning as of the Acceptance Time and during a two year transition period commencing on the first day of the first calendar quarter beginning after the closing of the merger (the “Commencement Date”) through the second anniversary of the Commencement Date (the “Transition Period”). The retention agreements become effective at the Acceptance Time. 3M entered into the retention agreements in order to ensure continuity in operation of Cogent’s business following the completion of transactions contemplated by the merger agreement.

Under Mr. Hsieh’s retention agreement, Mr. Hsieh is entitled to receive a retention bonus of $153,000, payable in two installments such that one-third of this amount is payable on the first anniversary of the Commencement Date and the remaining amount is payable on the second anniversary of the Commencement Date, contingent upon his continued employment with the Surviving Corporation through each such date. If Mr. Hsieh’s employment with the Surviving Corporation ends before the end of the Transition Period due to the Surviving Corporation’s termination of Mr. Hsieh without cause or his death or disability, Mr. Hsieh is entitled to receive the remaining unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Hsieh has agreed not to engage in a competitive business (as defined in the retention agreement) with the Surviving Corporation, or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time, for a five year period following the Acceptance Time.

Under Mr. Kim’s retention agreement, Mr. Kim is entitled to receive a retention bonus of $153,000, payable in two installments such that one-third of this amount is payable on the first anniversary of the Commencement Date and the remaining amount is payable on the second anniversary of the Commencement Date, contingent upon his continued employment with the Surviving Corporation through each such date. If Mr. Kim’s employment with the Surviving Corporation ends before the end of the Transition Period due to the Surviving Corporation’s termination of Mr. Kim without cause or his death or disability, Mr. Kim is entitled to receive the remaining unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Kim has agreed not to engage in a competitive business, or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time, for a two year period following the Acceptance Time. However, in the event that Mr. Kim is terminated without cause and the non-competition provisions prevent Mr. Kim from accepting employment with a competitive business, 3M will pay Mr. Kim his monthly base salary in effect immediately prior to the date of termination during the remainder of the restricted period he remains unemployed. In the event that Mr. Kim’s employment with the Surviving Corporation ends before the end of the Transition Period for any reason other than Mr. Kim’s death or disability or a termination of Mr. Kim’s employment by the Surviving Corporation without cause, any unpaid amounts of Mr. Kim’s retention bonus will be forfeited.

Under Mr. Jasinski’s retention agreement, Mr. Jasinski is eligible to receive between $36,000 and $90,000 following his continued employment through December 31, 2011 and between $72,000 and $126,000 following his continued employment through December 31, 2012, such amount to depend on the total revenues achieved by the Surviving Corporation during each period. If Mr. Jasinski’s employment with the Surviving Corporation ends before the end of the Transition Period due to the Surviving Corporation’s termination of Mr. Jasinski without cause or his death or disability, Mr. Jasinski is entitled to receive the unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Jasinski has agreed not to engage in a competitive business, or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time, for a two year period following the Acceptance Time. However, in the event that Mr. Jasinski is terminated without cause and the non-competition provisions prevent Mr. Jasinski from accepting employment with a competitive business, 3M will pay Mr. Jasinski his monthly base salary in effect immediately prior to the date of termination during the remainder of the restricted period he remains unemployed. In the event that Mr. Jasinski’s employment with the Surviving Corporation ends before the end of the Transition Period for any reason other than Mr. Jasinski’s death or disability or a termination of Mr. Jasinski’s employment by the Surviving Corporation without cause, any unpaid amounts of Mr. Jasinski’s retention bonus will be forfeited.

Under Mr. Hollowich’s retention agreement, Mr. Hollowich is eligible to receive between $36,000 and $90,000 following his continued employment through December 31, 2011 and between $72,000 and $126,000 following his continued employment through December 31, 2012, such amount to depend on the total revenues achieved by the Surviving Corporation during each period. If Mr. Hollowich’s employment with the Surviving Corporation ends before the end of the Transition Period due to the Surviving Corporation’s termination of Mr. Hollowich without cause or his death or disability, Mr. Hollowich is entitled to receive the unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Hollowich has agreed not to engage in a competitive business, or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time, for a two year period following the Acceptance Time. However, in the event that Mr. Hollowich is terminated without cause and the non-competition provisions prevent Mr. Hollowich from accepting employment with a competitive business, 3M will pay Mr. Hollowich his monthly base salary in effect immediately prior to the date of termination during the remainder of the restricted period he remains unemployed. In the event that Mr. Hollowich’s employment with the Surviving Corporation ends before the end of the Transition Period for any reason other than Mr. Hollowich’s death or disability or a termination of Mr. Hollowich’s employment by the Surviving Corporation without cause, any unpaid amounts of Mr. Hollowich’s retention bonus will be forfeited. In addition, on August 29, 2010, Jian Xie, Cogent’s Vice President, System Integration, Bruno Lassus, Cogent’s Vice President, Commercial Systems, Mary Jane Abalos, Cogent’s Vice President of Planning and Finance Operations, and Ankuo Wang, Cogent’s

General Manager – China, entered into retention agreements with 3M and Cogent containing terms substantially similar to the terms of the retention agreements executed by Messrs. Jasinski and Hollowich.

Standard 3M Employment Agreements

3M has a form of employment agreement that all employees of 3M sign regardless of position. Thus, all Cogent employees, including all executive officers, who become employed by 3M by virtue of the merger (the “Transferred Employees”) will enter into such form employment agreement, effective as of the effective time of the merger. 3M’s form employment agreement includes a number of acknowledgments by the Transferred Employee regarding (among other things) (i) at-will employment status, (ii) obligations regarding the use and development of intellectual property, inventions and copyrightable materials and (iii) responsibilities relating to the non-disclosure of confidential information, proprietary information and controlled technology and software. 3M’s form employment agreements do not specify the compensation or benefits to be provided to the Transferred Employees.

Employment Agreements between Cogent and its Executive Officers

Paul Kim Employment Agreement

On January 5, 2004, Cogent and Mr. Kim entered into an employment agreement, which was subsequently amended on August 29, 2010 (the “Employment Agreement Amendment”), such amendment effective as of January 1, 2009 (as amended, the “Kim Employment Agreement”). As set forth in the Kim Employment Agreement, if Mr. Kim terminates his employment within two hundred and seventy (270) days following a “Control Event,” Cogent is required to provide continued payment of Mr. Kim’s base salary for the twelve months following the termination of employment. For the purposes of Mr. Kim’s employment agreement, a “Control Event” is (a) a sale of substantially all of Cogent’s assets to a natural person not currently affiliated, directly or indirectly, with Cogent or to an entity in which at least 50% of the voting power is held by a person or persons who are not shareholders immediately prior to the consummation of such transaction (such natural person or entity, defined therein to be a non-affiliate), (b) a sale or transfer, by Cogent or any of its shareholders, to a non-affiliate of shares of capital stock or other securities having at least 50% of our voting power following such sale, or (c) a consolidation, merger or other reorganization involving Cogent in which the surviving corporation, whether or not Cogent, is a non-affiliate, in each case in a single transaction or a series of related transactions, other than a public offering of such capital stock pursuant to a registration statement declared effective by the SEC. Mr. Kim’s current annual salary is $274,000.

The payment of any amount to Mr. Kim under the Kim Employment Agreement upon the termination of his employment shall be delayed until the later of (i) the date necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code, or (ii) the date that is eighteen (18) months following the execution date of the Employment Agreement Amendment. Additionally, Cogent has the right to amend or terminate the Kim Employment Agreement at any time, including a retroactive amendment, to the extent such amendment or termination is required to comply with Section 409A(a)(2)(A)(i) of the Internal Revenue Code and Section 1.409A-1(h) of the Treasury Regulations. “Termination” of employment shall mean a “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code and Section 1.409A-1(h) of the Treasury Regulations.

Other Executive Officers

Cogent’s employment agreements with Mr. Hollowich and Mr. Jasinski do not provide for any payments upon a change in control of Cogent. Cogent does not have an employment agreement with Mr. Hsieh.

Transaction Bonuses

In connection with the initial closing of the offer, Cogent paid transaction bonuses of $135,000 to Mr. Kim and $25,000 to Mr. Jasinski. Such bonuses were approved by Cogent’s board of directors.

Indemnification of Directors and Officers

Cogent is organized under the laws of the State of Delaware. Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law. Cogent’s Certificate of Incorporation provides for the indemnification of Cogent’s directors to the fullest extent permissible under the DGCL. Consequently, no director will be personally liable to Cogent or its shareholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to Cogent or its shareholders;

•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

In addition, Cogent’s bylaws provide that Cogent is required to indemnify its directors, officers, employees and agents, in each case to the fullest extent permitted by the DGCL. Cogent’s bylaws also provide that Cogent shall advance expenses incurred by a director, officer, employee or certain agents in advance of the final disposition of any action or proceeding, and permit Cogent to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether Cogent would otherwise be permitted to indemnify him or her under the provisions of the DGCL.

Cogent has entered into agreements to indemnify its directors, officers and other employees as determined by the board of directors. These agreements generally provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Cogent also maintains directors’ and officers’ liability insurance that insures its directors and officers against certain losses and insures Cogent with respect to its obligations to indemnify its directors and officers.

The merger agreement provides that 3M and the Surviving Corporation will honor and fulfill in all respects the indemnification obligations of Cogent, including the advancement of expenses incurred in the defense of any action or suit, incurred prior to the effective time of the merger. Furthermore, until the sixth anniversary of the effective time of the merger, the Surviving Corporation will maintain in effect directors’ and officers’ liability insurance with benefits and coverage levels that are no less favorable than Cogent’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the merger, provided that in satisfying such obligations, 3M and the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by Cogent for coverage for its last full fiscal year (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed such amount, 3M and the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

Summary of Aggregate Proceeds that May be Received by Cogent’s Directors and Executive Officers

The table below sets forth information regarding the aggregate proceeds that may be received by each of Cogent’s directors and executive officers in connection with the offer and the merger. Such amounts are described in further detail above under “Consideration Payable Pursuant to the offer,” “Effect of the Offer and the Merger agreement on Options and Restricted Stock Units,” “Management Retention Agreements and Employment Agreements with 3M”, “Employment Agreements between Cogent and its Executive Officers” and “Transaction Bonuses.”

Name	Aggregate Proceeds ($)
Ming Hsieh	361,037,633(1)
Paul Kim	1,507,000(2)
Michael Hollowich	819,271(3)
James Jasinski	1,954,875(4)
John C. Bolger	88,700(5)
John C. Stenbit	328,700(6)
Kenneth R. Thornton	381,200(7)

(1)	Consists of (i) $360,884,663 payable upon the tender of Shares held by Mr. Hsieh and his affiliates pursuant to the Offer and (ii) $153,000 payable as a retention bonus pursuant to Mr. Hsieh’s retention agreement (assuming the conditions to Mr. Hsieh’s receipt of such retention bonus are satisfied).
(2)	Consists of (i) $945,000 payable in connection with RSUs held by Mr. Kim, (ii) $153,000 payable as a retention bonus pursuant to Mr. Kim’s retention agreement (assuming the conditions to Mr. Kim’s receipt of such retention bonus are satisfied), (iii) $274,000 payable to Mr. Kim pursuant to the terms of the Kim Employment Agreement (assuming the conditions to Mr. Kim’s receipt of such amount are satisfied) and (iii) a $135,000 transaction bonus paid to Mr. Kim in connection with the initial closing of the offer.
(3)	Consists of (i) $356,521 payable in connection with options to purchase Shares held by Mr. Hollowich, (ii) $246,750 payable in connection with RSUs held by Mr. Hollowich, and (iii) $216,000 payable as a retention bonus pursuant to Mr. Hollowich’s retention agreement (assuming the conditions to Mr. Hollowich’s receipt of such retention bonus are satisfied).
(4)	Consists of (i) $1,349,000 payable in connection with options to purchase Shares held by Mr. Jasinski, (ii) $364,875 payable in connection with RSUs held by Mr. Jasinski, (iii) $216,000 payable as a retention bonus pursuant to Mr. Jasinski’s retention agreement (assuming the conditions to Mr. Jasinski’s receipt of such retention bonus are satisfied) and (iv) a $25,000 transaction bonus paid to Mr. Jasinski in connection with the initial closing of the offer).
(5)	Consists of (i) $4,700 payable in connection with options to purchase Shares held by Mr. Bolger, and (ii) $84,000 payable in connection with RSUs held by Mr. Bolger.
(6)	Consists of (i) $244,700 payable in connection with options to purchase Shares held by Mr. Stenbit, and (ii) $84,000 payable in connection with RSUs held by Mr. Stenbit.
(7)	Consists of (i) $244,700 payable in connection with options to purchase Shares held by Mr. Thornton, (ii) $84,000 payable in connection with RSUs held by Mr. Thornton, and (iii) $52,500 payable upon the tender of Shares held by Mr. Thornton pursuant to the Offer.”

Arrangements Between Mr. Hsieh and 3M or Ventura

In connection with the execution of the merger agreement, Mr. Hsieh and certain entities controlled by Mr. Hsieh, in their capacity as shareholders, entered into a voting and tender agreement dated as of August 29, 2010 with 3M and Ventura. The outstanding common shares subject to the voting and tender agreement represented, as of August 29, 2010, approximately 38.9% of the total outstanding common shares. Pursuant to the voting and tender agreement, the shareholder signatories agreed to, among other things, (i) tender in the offer (and not withdraw) all common shares beneficially owned or thereafter acquired by them, (ii) vote such common shares in support of the merger in the event shareholder approval is required to consummate the merger and against any competing transaction, (iii) appoint 3M as their proxy to vote such common shares in connection with the merger agreement, and (iv) subject to certain exceptions, not transfer their common shares. On October 8, 2010, Ventura accepted for payment 34,369,965 shares tendered by Mr. Hsieh and certain entities controlled by him pursuant to the voting and tender agreement.

Claims Against Directors

There are shareholder derivative lawsuits pending against current and former directors and officers of Cogent relating to the merger. If the merger is consummated, any such claims that are currently pending or that could be brought against such directors and officers of Cogent by current shareholders would likely be extinguished.

Dividends

Pursuant to the merger agreement, we were prohibited from declaring any dividends following execution of the merger agreement on August 29, 2010. 3M’s designees currently hold a majority of the seats on our board of directors and 3M has informed us that its designees do not intend to approve any dividend on our common shares prior to consummation of the merger.

Determination of the Merger Consideration

The merger consideration was determined through arm’s-length negotiations between Cogent and 3M.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the approval and adoption of the merger agreement by our shareholders; and

•	complying with U.S. federal securities laws.

The following regulatory approvals were required in order to complete the merger:

•

Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (“FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of common shares in the offer and the merger; and

•

The acquisition of common shares is also subject to review by the Federal Competition Authority (“FCA”) in Austria. Pursuant to the Cartel Act, the transactions contemplated by the merger agreement may not be consummated unless a notification has been submitted to the FCA, and a waiting period of four weeks has expired or the FCA grants clearance of the transactions contemplated by the merger agreement. 3M filed the notification with the FCA on September 3, 2010.

The parties were granted early termination of the waiting period under the HSR Act for the merger agreement and related transactions on September 10, 2010, and received clearance from the Austrian FCA effective October 2, 2010. None of the parties is aware of any other required regulatory approvals.

Person/Assets, Retained, Employed, Compensated Or Used

Credit Suisse

Cogent retained Credit Suisse to provide it with financial advisory services in connection with, among other things, the transactions contemplated by the merger agreement. Pursuant to the terms of Credit Suisse’s engagement letter with Cogent, Cogent will become obligated to pay Credit Suisse an aggregate fee currently estimated to be approximately $7.8 million, $1.25 million of which is payable in connection with the delivery of its opinion and a substantial portion of which is contingent upon, and will become payable upon, completion of the merger. Cogent has also agreed to reimburse Credit Suisse for its reasonable expenses (not to exceed $100,000, other than as approved by Cogent) and to indemnify Credit Suisse and certain related parties against certain liabilities and expenses related to or arising out of Credit Suisse’s engagement, including liabilities under federal securities laws.

Goldman Sachs

Cogent retained Goldman Sachs to provide it with financial advisory services in connection with, among other things, the transactions contemplated by the merger agreement. Pursuant to the terms of Goldman Sachs’ engagement letter with Cogent, Cogent will become obligated to pay Goldman Sachs an aggregate fee currently estimated to be approximately $6.1 million, substantially all of which is contingent upon, and will become payable upon, completion of the merger. Cogent has also agreed to reimburse Goldman Sachs for its reasonable expenses incurred in performing its services (Goldman Sachs shall notify Cogent if its fees and expenses exceed $100,000). In addition, Cogent has agreed to indemnify Goldman Sachs and certain related parties against certain liabilities and expenses related to or arising out of Goldman Sachs’ engagement, including liabilities under federal securities laws.

Appraisal Rights

If you do not vote for the adoption of the merger agreement at the special meeting of shareholders, make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of common shares must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the common shares immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of common shares who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of common shares and Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Cogent, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your common shares. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without expressly directing that your common shares be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your common shares, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs Cogent of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s common shares. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such common shares on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of common shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of common shares is entitled to assert appraisal rights for such common shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the common shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of common shares is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Cogent, Inc., Attn: Corporate Secretary, 639 North Rosemead Blvd., Pasadena, CA 91107, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of common shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of common shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their common shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the common shares who have perfected appraisal rights, together with interest, if any. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose common shares have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of common shares as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Certain Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences to holders of common shares upon the exchange of common shares for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of common shares in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations to holders of common shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their common shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their common shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase common shares or any aspect of state, local or foreign tax law that may be applicable to any holder of common shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own common shares as capital assets.

We urge holders of common shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of common shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the common shares pursuant to the offer or pursuant to the merger.

Payments with Respect to common shares

The exchange of common shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for common shares pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the common shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the common shares is more than one year at the time of the exchange of such holder’s common shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payments made with respect to common shares exchanged for cash in the merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28 percent) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of common shares. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of common shares that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to common shares

Payments made to a Non-U.S. Holder with respect to common shares exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

(a)

the gain on common shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the

Non-U.S. Holder’s permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

(b)	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the common shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

(c)	the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to common shares exchanged for cash in the merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of Cogent Common Shares

If the merger is completed, Cogent common shares will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act of 1934, as amended, and our common shares will no longer be publicly traded.

Litigation Relating to the Merger

Between August 31 and September 16, 2010, ten purported class action lawsuits were filed against Cogent, its directors and, in some of the complaints, 3M and Ventura, in connection with the proposed merger. Three suits were filed in Delaware Chancery Court, six were filed in California Superior Court for Los Angeles County, and one in the U.S. District Court for the Central District of California. These suits allege that the defendants breached and/or aided and abetted the breach of their fiduciary duties to Cogent by seeking to sell Cogent through an allegedly unfair process and for an unfair price and on unfair terms. The suits seek various equitable relief that would delay or enjoin the merger based on allegations regarding the process by which offers or potential offers were evaluated by Cogent.

Additional details regarding the ten lawsuits are as follows:

Court	Filing Date	Case Name	Case Number
Court of Chancery of the State of Delaware	September 15, 2010	Cockle v. Cogent, Inc.	5819-VCP

Court of Chancery of the State of Delaware	September 1, 2010	St. Nevan US Ltd. v. Cogent, Inc.	5780-VCP

Court of Chancery of the State of Delaware	September 1, 2010	Bell v. Hsieh	5784-VCP

Superior Court of California, County of Los Angeles	September 13, 2010	Berman v. Cogent, Inc.	BC445456

Superior Court of California, County of Los Angeles	September 10, 2010	Kepple v. Hsieh	BC445362

Superior Court of California, County of Los Angeles	September 8, 2010	Berman v. Cogent, Inc.	BC445189

Superior Court of California, County of Los Angeles	September 2, 2010	Gusinsky Revocable Trust v. Cogent, Inc.	BC444852

Superior Court of California, County of Los Angeles	August 30, 2010	Slovin v. Cogent, Inc.	BC444654

Superior Court of California, County of Los Angeles	September 16, 2010	Lau v. Cogent, Inc.	BC445738

United States District Court, Central District of California	September 16, 2010	Shanhan v. Cogent, Inc.	CV-10-6911- RGK-FMOX

On September 24, 2010, the California state cases were ordered stayed pending a status conference set for November 2, 2010. That status conference was continued by the Court until December 16, 2010. The Delaware cases were consolidated, and on October 5, 2010, Delaware Chancery Court Vice Chancellor Donald F. Parsons, Jr. denied plaintiffs’ motion for a preliminary injunction to enjoin the offer. The plaintiff in the suit filed in United States District Court for the Central District of California moved for expedited proceedings and on October 7, 2010, the court denied plaintiff’s motion. On October 19, 2010, the Delaware Supreme Court refused a shareholder plaintiff’s petition that the Court accept an interlocutory appeal from the Delaware Chancery Court’s October 5, 2010 opinion denying plaintiff’s motion for an injunction to enjoin the offer. On November 1, 2010, defendants filed a motion to dismiss the Delaware lawsuits, which will be scheduled for hearing at a later date.

Cogent believes the allegations in the lawsuits are without merit, and is defending the actions vigorously. The absence of an injunction or court order preventing the consummation of the transaction is a condition to 3M’s obligation to complete the merger pursuant to the merger agreement.

THE MERGER AGREEMENT

This section of the proxy statement describes certain material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. Neither the merger agreement nor this summary is intended to provide you with any other factual information about us.

The Merger

The Merger; Closing; Effective Time. The merger agreement provides that, after satisfaction or waiver of certain conditions, Ventura will be merged with and into Cogent and Cogent will be the surviving corporation. The closing date of the merger will occur on a date to be specified by the parties to the merger agreement, which shall be no later than the second business day after satisfaction or waiver of all of the conditions to the merger (other than any such conditions which by their nature cannot be satisfied until the closing) set forth in the merger agreement (or such other date as the parties to the merger agreement may agree), which conditions are described below in “Conditions to the Merger.” The effective time of the merger will occur at the time specified in the certificate of merger that the surviving corporation will file with the Secretary of State of the State of Delaware.

Charter, Bylaws, Directors, and Officers. At the effective time of the merger, the certificate of incorporation of Cogent will be amended to conform to Exhibit B of the merger agreement. Also at the effective time of the merger, the bylaws of Cogent will be amended to read as the bylaws of Ventura as in effect immediately prior to the effective time of the merger, except that such bylaws will be amended to reflect that the name of the surviving corporation will be “Cogent, Inc.” The directors of Ventura immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and the officers of Cogent immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Conversion of Common Shares. Each common share issued and outstanding immediately prior to the effective time of the merger (other than common shares held in the treasury of Cogent or owned by 3M or Ventura, or by any direct or indirect wholly-owned subsidiary of 3M, Ventura or Cogent, in each case immediately prior to the effective time of the merger and any common shares that are issued and outstanding immediately prior to the effective time of the merger and held by a Cogent stockholder who is entitled to demand and properly demands appraisal of such common shares pursuant to, and who complies in all material respects with, Section 262 of the DGCL, which is attached hereto as Annex C) will, by virtue of the merger and without any action on the part of 3M, Ventura, Cogent or the holder, be cancelled and converted at the effective time of the merger into the right to receive the merger consideration, without interest thereon and less any required withholding tax. At the effective time of the merger, each common share of Cogent owned by 3M, Ventura or any wholly-owned subsidiary of 3M or Cogent and common shares held by Cogent in treasury will be cancelled, and no payment or distribution will be made with respect to such common shares. At the effective time of the merger, each share of Ventura common stock issued and outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

Payment for Common Shares in the Merger. 3M will deposit with Wells Fargo Bank, N.A. (or an affiliate thereof), as paying agent for the merger, for the benefit of the holders of common shares, sufficient funds to pay the aggregate merger consideration in an exchange fund. After the merger is completed, you will have the right to receive $10.50 per common share, but you will no longer have any rights as a Cogent shareholder. You will receive the merger consideration in exchange for your common shares in accordance with the instructions that will be contained in the letter of transmittal that will be sent to you shortly after completion of the merger. If your common shares are held in “street name” by your broker, dealer, commercial bank, trust company or other nominee, you will receive instructions from your broker, dealer, commercial bank, trust company or other nominee as to how to surrender your “street name” common shares and receive cash for those common shares. If your shares are held in book-entry form, you will receive instructions from Wells Fargo as to how to surrender your “book-entry” common shares and receive cash for those shares.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for one year after the effective time of the merger will be delivered to 3M. Holders of shares outstanding before the effective time of the merger will thereafter be entitled to look only to 3M for payment of any claims for merger consideration to which they may be entitled (after giving effect to any required withholding tax). None of the surviving corporation, 3M, the paying agent or any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Transfer of Common Shares. After the effective time of the merger, there will be no transfers on our share transfer books of common shares outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificate for our common shares is presented to the surviving corporation, 3M or the paying agent for transfer, it will be cancelled and exchanged for the per share merger consideration, multiplied by the number of shares represented by the certificate.

Representations and Warranties

In the merger agreement, Cogent has made customary representations and warranties to 3M and Ventura with respect to, among other matters, organization and qualification, capitalization, authority, the vote of Cogent’s stockholders required to approve and adopt the merger agreement, consents and approvals, its compliance with law, subsidiaries, permits, public filings, financial statements, the absence of any Cogent Material Adverse Effect (as defined in the merger agreement), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, information to be included in the offer to purchase, the Schedule 14D-9 and other ancillary documents related to the offer (collectively, the “offer documents”) and in any proxy or information statement to be sent to stockholders in connection with the merger, intellectual property, environmental matters, material contracts, affiliate transactions, anticorruption, the opinion of Credit Suisse, and brokers’ fees. Each of 3M and Ventura has made customary representations and warranties to Cogent with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information to be included in the Schedule 14D-9, the offer documents and information proxy, brokers’ fees, Section 203 of the DGCL, and financing.

Treatment of Equity Awards

The merger agreement provides that the Cogent board of directors shall take such action so that, at the effective time of the merger, and without any action on the part of any holder of any outstanding option, whether vested or unvested, exercisable or unexercisable, each option that is outstanding and unexercised immediately prior thereto shall vest and become fully exercisable in accordance with the terms and conditions of the applicable Stock Plan (as defined in the merger agreement) under which such option was granted and the applicable stock option agreement for such option and each holder of an option will be entitled to receive an amount equal to the excess, if any, of the merger consideration, without interest, over the exercise price per common share of such option, less any required withholding taxes. If the exercise price per share of any option equals or exceeds the merger consideration, such amount shall be zero.

The merger agreement further provides that the Cogent board or directors shall take such action so that, at the effective time of the merger, each restricted stock unit that is outstanding under any Stock Plan immediately prior to the effective time of the merger, whether or not then vested or earned, shall without any action on the part of the holder thereof, immediately prior to the effective time of the merger be vested and settled for common shares, each of which common share will thereafter solely represent the right to receive from Ventura the merger consideration.

Conduct of Business

The merger agreement obligates Cogent and its wholly-owned subsidiaries, from the date of the merger agreement until the effective time of the merger, to conduct their operations according to their ordinary and usual course of business consistent with past practices, and to use commercially reasonable efforts to maintain and preserve intact their business organizations. The merger agreement also contains specific restrictive covenants as to certain activities of Cogent prior to the effective time of the merger, which provide that Cogent will not take certain actions without the prior written consent of 3M (not to be unreasonably withheld or delayed) including, among other things and subject to certain exceptions and materiality thresholds, acquiring or selling material assets or entering into, terminating, canceling or materially modifying commitments, transactions, lines of business or other agreements material to Cogent’s business, changing Cogent’s material operating policies, making material acquisitions, amending Cogent’s certificate of incorporation or bylaws, declaring or paying any dividends, reclassifying or redeeming its securities, issuing or selling its securities or granting options, incurring any indebtedness or making any loans, entering into or amending any employment, severance or similar agreements, entering into any collective bargaining agreement, making any changes in tax reporting or accounting methods, commencing or settling litigation, paying or discharging liabilities, authorizing or making any capital expenditures, entering into any new licenses other than non-exclusive licenses, entering into non-competition agreements, making any investments other than as specified in the Company Disclosure Letter (as defined in the merger agreement) or agreeing to take any of the foregoing actions.

Filings and Other Actions

The merger agreement provides that, subject to its terms and conditions, each of Cogent, Ventura and 3M will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the offer, the merger and the other transactions contemplated by the merger agreement, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties of the offer, the merger and the other transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a governmental authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the offer, the merger or the other transactions and (v) the execution and delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the merger agreement.

Employee Matters

In the merger agreement, 3M has agreed with Cogent that for the twelve month period following the effective time of the merger, 3M will cause the surviving corporation to maintain for the individuals employed by Cogent on the date of the merger agreement (“Current Employees”) employee benefits no less favorable than those benefits provided under Cogent’s employee benefit plans in effect on the date of the merger agreement.

Services rendered by Current Employees to Cogent prior to the effective time of the merger will be taken into account by the employee benefit plans of 3M, its subsidiaries and the surviving corporation in which such Current Employees participate in the same manner as such services were taken into account by Cogent, for vesting and eligibility purposes, under such employee benefit plans.

The merger agreement further provides that the foregoing obligations shall not prevent the amendment or termination of any employee benefit plan of Cogent or limit the right of 3M, Ventura, the surviving corporation or any of their subsidiaries to terminate the employment of any Current Employees, and that the applicable provisions of the merger agreement are not intended to confer on any person other than the parties to the merger agreement any rights or remedies, with the exception of the treatment of existing options and RSUs as described above.

Directors

Pursuant to the merger agreement, 3M was entitled, upon payment of shares tendered pursuant to the offer, to designate a number of directors of Cogent, rounded up to the next whole number, that is equal to the product of the total number of directors on Cogent’s board and the percentage that the number of common shares owned by Ventura or any other subsidiary of 3M bears to the total number of common shares outstanding. Accordingly, on October 21, 2010, 3M’s designees, Michael P. Delkoski, Carol. A. Peterson, Rudy Pitera, Maureen C. Faricy and Kimberly Torseth, were appointed to the Cogent board.

The merger agreement requires that until the effective time of the merger, the Cogent board of directors have at least two independent directors.

Indemnification and Insurance of Our Directors and Officers

In the merger agreement, 3M and Ventura have agreed that the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of Cogent than those in effect as of the date of the merger agreement.

The merger agreement further provides that Cogent shall maintain its officers’ and directors’ liability insurance policies, in effect on the date of the merger agreement, but only to the extent related to actions or omissions prior to the effective time of the merger. Cogent may cause coverage to be extended by obtaining a six-year “tail” policy on terms and conditions no less advantageous than Cogent’s current insurance to satisfy this obligation. Under the terms of the merger agreement, such insurance coverage is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than 300 percent of the current annual premium for Cogent’s directors’ and officers’ liability insurance policies.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•

the merger agreement must have been approved and adopted by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the outstanding common shares (as a result of the tender offer, Ventura beneficially owns a total of approximately 73.3% of the outstanding common shares, which is sufficient to assure approval and adoption of the merger agreement at the special meeting, and Ventura will vote all of its shares in favor of approving and adopting the merger agreement); and

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition is in effect preventing, restraining or rendering illegal the consummation of the merger.

Modification or Amendment

The merger agreement may be amended by the parties, by an instrument in writing signed on behalf of each of the parties, at any time (subject, in the case of Cogent, to an amendment requiring the approval of the Independent Directors (as defined in the merger agreement)) before or after approval of the merger agreement and the transactions by Cogent’s board of directors, but after adoption of the merger agreement by Cogent stockholders, no amendment may be made for which the DGCL requires the further approval of Cogent stockholders without such further approval.

Voting and Tender Agreement

In connection with the execution of the merger agreement, Mr. Ming Hsieh, President and Chief Executive Officer of Cogent, and certain entities controlled by Mr. Hsieh, in their capacity as stockholders of Cogent, entered into a voting and tender agreement, dated as of August 29, 2010. The outstanding common shares subject to the voting and tender agreement represented, as of August 29, 2010, approximately 39% of the total outstanding common shares. Pursuant to the voting and tender agreement, the stockholder signatories agreed, among other things, subject to the termination of the voting and tender agreement to (a) tender in the offer (and not to withdraw) all common shares beneficially owned or thereafter acquired by them, (b) vote such common shares in support of the merger in the event stockholder approval is required to consummate the merger pursuant to Section 251 of the DGCL and against any competing transaction, (c) appoint Ventura as their proxy to vote such shares in connection with the merger agreement, and (d) not otherwise transfer any of their common shares. On October 8, 2010, Ventura accepted for payment approximately 46.4 million Cogent common shares that were validly tendered into, and not withdrawn from the offer, including 34,369,965 shares tendered by Mr. Hsieh and certain entities controlled by him.

STOCK OWNERSHIP

The following table sets forth certain data with respect to those persons known by Cogent to be the beneficial owners of more than 5% of the issued and outstanding Cogent common shares as of November 2, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
3M	64,921,969	(1)	73.3%
c/o Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

(1)	This figure represents the shares beneficially owned by 3M, including 64,921,969 shares directly owned by Ventura in connection with the offer.

The following table sets forth the beneficial ownership of Cogent common shares as of November 2, 2010, by each director, each named executive officer for the year ended December 31, 2009 and by all directors and executive officers currently employed by Cogent as a group. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power with respect to all common shares shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of the individuals listed below is the Company’s principal executive offices.

	Shares Beneficially Owned
Name or Group of Beneficial Owners	Number	Percent(1)
Named Executive Officers:
Ming Hsieh	—	—%
Paul Kim	—	—
Michael Hollowich(2)	23,500	*
James Jasinski(3)	34,750	*

Directors:
John Bolger	—	—
John P. Stenbit	—	—
Kenneth R. Thornton	—	—
Michael P. Delkoski(4)	64,921,969	73.3%
Carol. A. Peterson(4)	64,921,969	73.3%
Rudy Pitera(4)	64,921,969	73.3%
Maureen C. Faricy(4)	64,921,969	73.3%
Kimberly Torseth(4)	64,921,969	73.3%

Executive officers and directors as a group (12 persons)	64,980,219	73.3%

*	Represents less than 1%.
(1)	Applicable percentage ownership is based on 88,616,989 shares of our Common Stock outstanding as of November 2, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our Common Stock subject to RSUs that may be settled within 60 days after November 2, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Consists of 23,500 shares issuable upon settlement of RSUs that may be settled within 60 days after November 2, 2010.
(3)	Consists of 34,750 shares issuable upon settlement of RSUs that may be settled within 60 days after November 2, 2010.
(4)	Each of Michael P. Delkoski, Carol A. Peterson, Rudy Pitera, Maureen C. Faricy and Kimberly Torseth were designated to serve on Cogent’s board by 3M and serve as executive officers of Ventura. 3M and Ventura have shared beneficial ownership of 64,921,969 Cogent common shares. Each of Michael P. Delkoski, Carol A. Peterson, Rudy Pitera, Maureen C. Faricy and Kimberly Torseth disclaim beneficial ownership of these common shares.

MARKET PRICE OF COGENT’S COMMON SHARES

Cogent’s common shares are currently publicly traded on the NASDAQ Global Select Market under the symbol “COGT.” The following table sets forth the high and low sales prices per common share on the NASDAQ Global Select Market for the periods indicated.

Fiscal Year	High	Low
2008:
First Quarter	$11.50	$8.28
Second Quarter	$12.77	$8.85
Third Quarter	$12.38	$9.60
Fourth Quarter	$14.40	$7.88

2009:
First Quarter	$13.59	$9.50
Second Quarter	$12.74	$9.93
Third Quarter	$11.63	$9.84
Fourth Quarter	$10.56	$7.96

2010:
First Quarter	$11.33	$9.76
Second Quarter	$10.72	$8.48
Third Quarter	$11.26	$8.37
Fourth Quarter (through November 3, 2010)	$10.90	$10.48

Cogent has never paid dividends. Pursuant to the merger agreement Cogent is prohibited from declaring any dividends following execution of the merger agreement on August 29, 2010. Further, 3M has informed us that its designees to the board of directors do not intend to approve any dividends with respect to the common shares prior to the consummation of the merger. Accordingly, we do not expect to declare or pay any further dividends prior to the merger.

On August 27, 2010, the last full trading day prior to the public announcement of the terms of the offer and the merger, the reported closing sales price per common share on the NASDAQ Global Select Market was $8.92 per Share. The $10.50 per share to be paid for each Cogent common share in the merger represents a premium of approximately 18% to the closing price on August 27, 2010. On November 3, 2010, the closing price per share was $10.49.

As of November 2, 2010, there were approximately 12 record holders of our common shares.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Cogent’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

3M COMPANY,

VENTURA ACQUISITION CORPORATION

and

COGENT, INC.

Dated as of August 29, 2010

A-i

(cont’d)

A-ii

(cont’d)

A-iii

EXHIBITS

Exhibit A	Conditions to the Offer

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Voting and Tender Agreement

A-iv

Defined Terms

Acceptance Time	7
Agreement	2
Anticorruption Laws	31
Antitrust Condition	49, A-1
Appraisal Shares	8
Authorizations	25
Available Company SEC Document	12
Cash Amount	11
Certificate of Merger	6
Certificates	9
Closing	5
Closing Date	6
Code	22
Company	2
Company Arrangements	21
Company Board	2
Company Change in Recommendation	44
Company Common Stock	2
Company Disclosure Letter	12
Company Employee	40
Company Employee Benefit Plan	19
Company ERISA Affiliates	19
Company Financial Advisor	19
Company Financial Statements	17
Company Intellectual Property Rights	25
Company Material Adverse Effect	12
Company Material Contract	29
Company Owned Intellectual Property	25
Company Plans	19
Company Preferred Stock	13
Company Recommendation	14
Company SEC Reports	16
Company Stockholders Meeting	39
Company Subsidiary	12
Confidentiality Agreement	43
Constituent Corporations	5
Contract	29
D&O Insurance	46
DGCL	2
DOJ	40
Effective Date	6
Effective Time	6
Employee Benefit Plan	19
Environmental Laws	24
ERISA	22
Exchange Act	3
Exchange Agent	9
Exchange Fund	9
FCPA	31
FTC	40

A-v

GAAP	17
Government Contract	30
Government Official	32
Governmental Authority	15
HSR Act	15
Indemnified Party	46
Independent Directors	47
Information Statement	15
Intellectual Property	25
Judgment	15
Law	15
Leases	31
Lien	16
Maximum Amount	46
Merger	2
Merger Consideration	8
Merger Sub	2
Minimum Tender Condition	A-1
Nasdaq	15
Offer	2
Offer Conditions	3
Offer Documents	4
Offer Price	2
Options	11
Outside Date	50
Parent	2
Parent Financial Advisor	35
Parent Material Adverse Effect	33
Parent Subsidiaries	34
Permitted Liens	30
Person	16
Proposal	30
Proxy Statement	15
Qualified Company Employee Benefit Plan	20
Representative	43
Required Company Stockholder Vote	14
Restricted Stock Units	11
Sarbanes-Oxley Act	17
Schedule 14D-9	5
SEC	3
Section 262	8
Securities Act	7
Share	2
Shares	2
Shrink Wrap Licenses	26
Software and Data/Content	27
Stock Plans	11
Subsidiary	16
Superior Proposal	45
Surviving Corporation	5
Takeover Laws	15
Takeover Proposal	45

A-vi

Tax Return	23
Taxes	23
Termination Fee	51
Top-Up Option	6
Top-Up Option Shares	6
Transactions	4
Uncertificated Shares	9
Voting and Tender Agreement	2
WARN Act	40

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 29, 2010, among 3M COMPANY, a Delaware corporation (“Parent”), VENTURA ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and COGENT, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share” and, collectively, the “Shares”) at a price per Share of $10.50 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Voting and Tender Agreement, dated as of the date hereof, with Parent (the “Voting and Tender Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders and (ii) approved this Agreement and the Transactions (as defined in Section 1.2(a)), including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable but in no event later than ten business days (as defined in Rule 14d-1(g)(3) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in

Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)). Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (A) reduce the number of shares of Company Common Stock subject to the Offer, (B) reduce the Offer Price, (C) waive the Minimum Tender Condition (as defined in Exhibit A) unless (and only to the extent) the Minimum Tender Condition is not satisfied solely by reason of the failure of any holder of Shares to comply with his or its obligations under Section 3 of the Voting and Tender Agreement, (D) add to the Offer Conditions or modify any Offer Condition in a manner adverse to the holders of Company Common Stock, (E) extend the Offer (except as required or permitted by the other provisions of this Section 1.1), (F) change the form of consideration payable in the Offer or (G) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock.

(ii) Parent and Merger Sub agree that Merger Sub shall be permitted to (without the consent of the Company), and shall (and Parent shall cause Merger Sub to):

(A) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(B) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Merger Sub shall, and Parent shall cause it to, extend the Offer on one or more occasions in consecutive increments of up to ten business days each (or such longer period as the parties hereto may agree), until such time as such Offer Conditions are satisfied;

provided, however, that (1) Merger Sub shall not be required to extend the Offer beyond the Outside Date (as defined in Section 8.1(b)(i)) or the termination of this Agreement and (2) if, at any expiration of the Offer, all of the Offer Conditions, except for the Minimum Tender Condition, are satisfied or have been waived, Merger Sub shall only be required to extend the Offer for one or more additional periods not to exceed an aggregate of twenty business days.

(iii) If fewer than 90% of the issued and outstanding shares of Company Common Stock are accepted for payment pursuant to the Offer, then Merger Sub may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause Merger Sub to, make available a “subsequent offering period,” in accordance with Rule 14d-11 promulgated by the SEC under the Exchange Act, of not less than ten business days.

(iv) On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

(v) Nothing contained in this Section 1.1(a) shall affect any termination rights in Article 8, as to the Agreement, or in Exhibit A, as to the Offer.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Unless previously withdrawn in accordance with Section 6.8(d), Parent and Merger Sub shall be entitled to include the Company Recommendations (as defined in Section 3.3(b)) in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer

Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company. Parent and Merger Sub shall provide the Company and its counsel in writing any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to such comments, and shall provide to the Company and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

Section 1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and the Voting and Tender Agreement (collectively, the “Transactions”).

(b) Within ten business days after the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) including the Company Recommendation (subject to Section 6.8(d)) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall provide Parent and Merger Sub and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and Merger Sub and their counsel prior to responding to such comments, and shall provide to Parent and Merger Sub and their counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.3 The Merger. At the Effective Time (as defined in Section 1.6), in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law (as defined in Section 3.3(c)) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6 Consummation of the Merger. As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 1.7 Organizational Documents; Directors and Officers. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to Exhibit B, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

Section 1.8 Top-Up Option.

(a) Subject to Sections 1.8(b) and (c), the Company grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding on a fully diluted basis, determined in accordance with Schedule 1.8 and assuming the issuance of the Top-Up Option Shares and (ii) the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company and any Company Subsidiary (as defined in Section 3.1) and the number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not reserved for issuance pursuant to the exercise of Options (as defined in Section 2.4(a)) or in connection with settlement of Restricted Stock Units (as defined in Section 2.4(a)) as of immediately prior to the exercise of the Top-Up Option. The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject only to the condition that no legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares in respect of such exercise shall be in effect.

(b) The Top-Up Option may be exercised by Merger Sub, in whole or in part, at any time at or after the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”). The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Merger Consideration. Such purchase price may be paid by Merger Sub, at its election, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of cash and such promissory note. Any such promissory note shall be full recourse against Parent and Merger Sub, be due one year from the date the Top-Up Option Shares are issued, bear interest at the rate of 5% per annum and may be prepaid without premium or penalty.

(c) In the event that Merger Sub wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (ii) the manner in which it intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Merger Sub is to take place. At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate representing such shares.

(d) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a) Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b) and Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive the Offer Price without interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest.

(b) Treasury Shares and Shares Owned by Parent. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Appraisal Shares and to the fullest extent permitted by applicable Law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 without regard to the Top-Up Option, the Top-Up Option Shares or any promissory note delivered by Merger Sub to the Company in payment for the Top-Up Option Shares.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and to each holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (A) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person (as defined in Section 3.4(a)) other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.12(i)) required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3(d)), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g) Withholding Rights. Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including the Offer) to any holder of shares of Company Common Stock, Company Options or Restricted Stock Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law. To the extent that amounts are so withheld and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Restricted Stock Units in respect of which such deduction and withholding was made.

Section 2.4 Company Options; Restricted Stock Units.

(a) Parent shall not assume or otherwise replace any Company Options in connection with the Transactions. As soon as practicable following the date of this Agreement, the Company Board or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder of any outstanding Option (as hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall vest and become fully exercisable in accordance with the terms and conditions of the applicable Stock Plan (as defined below) under which such Option was granted and the applicable stock option agreement for such Option. Subject to the terms and conditions set forth below in this Section 2.4, each such Option shall terminate and be canceled at the Effective Time and each holder of an Option will be entitled to receive from Parent, Merger Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time, in settlement of each Option a Cash Amount. The “Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any Company Subsidiary or any former subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the Amended and Restated 2004 Equity Incentive Plan, the 2000 Stock Option Plan, any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any Company Subsidiary or any predecessor thereof or any other Contract (as defined in Section 3.18(a)) or agreement entered into by the Company or any Company Subsidiary.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, immediately prior to the Effective Time, each Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time shall vest in full and be settled for shares of Common Stock with the right to receive the Merger Consideration, without interest, as provided in Section 2.2. As used in this Agreement, “Restricted Stock Units” means any restricted stock unit award entitling the recipient to receive, upon vesting, shares of Company Common Stock under a Stock Plan.

Section 2.5 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as is disclosed in reasonable detail in the last annual report on Form 10-K (and the amendment thereto) filed by the Company with the SEC and in any Company SEC Reports (as defined in Section 3.5(a)) filed subsequent to such annual report, in the case of both such annual report and such other SEC Reports, filed prior to the date of this Agreement, other than disclosures referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections, as applicable, of such annual report on Form

10-K or Company SEC Reports (each, an “Available Company SEC Document”) or (ii) as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and the representations and warranties in all other applicable sections of this Agreement where the disclosure is reasonably apparent to modify such representations and warranties) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization. The Company and each Subsidiary of the Company (each, a “Company Subsidiary”) is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. The Company and each Company Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except for such franchises, licenses, permits, authorizations, qualifications and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or when taken together with all other events, conditions, changes, occurrences or developments of a state of circumstances that exist at the date of determination, has a material adverse effect on (i) the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect for the purposes of clause (i) shall not include any event, condition, change, occurrence or development of a state of circumstances attributable to or resulting from the following: (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and each Company Subsidiary operates to the extent such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in such industry, (B) acts of terrorism or war (whether or not declared) or natural disasters, (C) the announcement or pendency of the Transactions, (D) changes in applicable Law or any applicable accounting regulations or principles or the interpretations thereof to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries considered as a single enterprise, relative to other companies operating in its industry, (E) changes in the price or trading volume of the Company’s stock, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or (G) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 245,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on August 27, 2010: (A) 88,871,485 shares of Company Common Stock were issued and 88,389,700 shares of Company Common Stock were outstanding (with 481,785 of such issued shares held by the Company as treasury shares); (B) no shares of Company Preferred Stock were issued or outstanding; (C) there were outstanding Options to purchase 1,144,226 shares of Company Common Stock and

16,000,000 shares of Company Common Stock were reserved for issuance under the Stock Plans (including upon exercise of the Options); and (D) there were outstanding Restricted Stock Units, payable on a one-for-one basis, with respect to 997,699 shares of Company Common Stock. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on August 27, 2010, (x) each Option of the Company outstanding, the number of shares of Company Common Stock issuable thereunder and the expiration date and the exercise or conversion price relating thereto and (y) each Restricted Stock Unit outstanding. Since August 27, 2010 (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of capital stock of the Company pursuant to the exercise of Options or in connection with settlement of Restricted Stock Units outstanding on such date, (ii) there have been no issuances of Options or other options, warrants, calls or other rights to acquire capital stock of the Company and (iii) there have been no issuances of Restricted Stock Units. The Company has not, subsequent to August 27, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company other than in connection with Tax withholdings and exercise price settlement upon the exercise of Options and Restricted Stock Units. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Restricted Stock Units, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Except as set forth in Section 3.2(a), (i) as of August 27, 2010, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including without limitation, any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company or any Company Subsidiary is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the consummation of the Merger, for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the holders of Company Common Stock adopt this Agreement and (v) declaring that this Agreement is advisable (collectively, the “Company Recommendation”). Such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Offer, the Merger and the other Transactions (including those contemplated by the Voting and Tender Agreement) the provisions of Section 203 of the DGCL and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations that may purport to be applicable to the Transactions (collectively, “Takeover Laws”).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, lease, agreement or other instrument or obligation of any kind to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable antitrust or competition Laws, (iii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and (v) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

Section 3.4 Subsidiaries.

(a) Each Company Subsidiary and its respective jurisdictions of organization is identified in Section 3.4(a) of the Company Disclosure Letter. The Company has made available to Parent, true, correct and complete copies of the certificate of incorporation and bylaws (or other similar governing documents) as currently in effect for each Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest in any Person other than any Company Subsidiary. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. There are no awards based upon the value of any security issued by the Company or any Company Subsidiary, including without limitation, any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2007, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities incurred in the ordinary course of business since March 31, 2010 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2007, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(d) The Company’s system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2009 (nor has any such deficiency, weakness or fraud been identified between that date and the date of this Agreement).

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Since December 31, 2007, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative (as defined in Section 6.8(a)) of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(g) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 3.6 Absence of Material Adverse Changes, etc. Since December 31, 2009, the Company and each Company Subsidiary have conducted their business in the ordinary course of business consistent with past practice and between December 31, 2009 and the date of this Agreement, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, to which the Company or any Company Subsidiary is a party that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse

Effect. Section 3.7 of the Company Disclosure Letter sets forth a true, correct and complete list of all litigation resolved or settled in the three years prior to the date hereof that would be, but for such resolution or settlement, material to the Company and the Company Subsidiaries, considered as a single enterprise.

Section 3.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting (as defined in Section 6.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement.

Section 3.9 Broker’s or Finder’s Fees.

(a) Except for Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.10 Employee Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth (i) all Company Employee Benefit Plans (as defined below) and (ii) all employment agreements, nondisclosure agreements, indemnity agreements, intellectual property rights agreements or other policy, program, arrangement or agreements between the Company or any Company Subsidiary and any director of the Company or any of the key employees of the Company identified by name and title in Section 3.10(a)(iii) of the Company Disclosure Letter (together with the Company Employee Benefit Plans, the “Company Plans”). As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (as defined in Section 3.11(m)) (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any material liability. As used in this Agreement, “Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

(b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service or has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) Except as, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, (i) each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA (as defined in Section 3.11(m)) and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents.

(e) Except for isolated and immaterial events, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 413(c) of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g) Except with respect to Options and Restricted Stock Units in accordance with Section 2.4 of this Agreement, and except as may be required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), will (i) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under section 4999 of the Code, (iii) increase any benefits otherwise payable under any Company Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits.

(h) The parties acknowledge that, in connection with the Transactions, certain payments are to be made and certain benefits are to be granted according to employment compensation, severance and other employee benefit plans of the Company and the Company Subsidiaries or pursuant to other arrangements with the Company, the Company Subsidiaries, Parent or Merger Sub, including the Company Plans, to holders of Company Common Stock and other securities of the Company (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). As of immediately prior to the Acceptance Time, the Company Board, the compensation committee of the Company Board or the independent directors of the Company Board has approved the Company Arrangements as employment compensation, severance or other employee benefit arrangements in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto.

(i) Each Company Employee Benefit Plan that is a “non qualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Each Company Employee Benefit Plan that is a “non qualified deferred compensation plan” (as defined in Section 457A of the Code) and any award thereunder, in each case that is subject to Section 457A of the Code, has been maintained and operated, in all material respects, in compliance with Section 457A of the Code and applicable guidance issued thereunder. Neither the Company nor any Company Subsidiary is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any taxes or penalties under Section 409A or Section 457A of the Code.

(j) With respect to any person who provides personal services to the Company or any Company Subsidiary, to the Company’s knowledge, (1) the Company or applicable Company Subsidiary has classified each service provider as either an “employee” or an “independent contractor” and has determined that it is more likely than not that such characterization would be sustained if challenged; (2) such classification has been consistent among service providers who provide similar services and are otherwise similarly situated; (3) all such persons have been properly treated under all Company Employee Benefit Plans; and (4) there are no complaints, actions, claims or proceedings pending or, to the Company’s knowledge, threatened to be brought by any such person or any Governmental Authority to reclassify such person.

(k) No compensation paid or payable to any employee, consultant or director of the Company or any Company Subsidiary will be non-deductible by reason of Sections 404 or 162(m) of the Code.

(l) Neither the Company nor any Company Subsidiary is in material violation of any Law applicable to the Company or any Company Subsidiary related to labor related matters or the terms and conditions of employment, including Laws, Judgments and awards relating to wages, hours, immigration, workers’ compensation, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

(m) As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Section 3.11 Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Merger Sub and their affiliates).

Section 3.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns (as defined in Section 3.12(i)) required to be filed by it in the manner prescribed by applicable Law and has maintained all required records prescribed by applicable Law and all such Tax Returns and records are true, complete and correct; (ii) all Taxes shown as due on such Tax Returns have been paid or withheld in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf by the Company or a Company Subsidiary) in accordance with GAAP on the Company Financial Statements for all accrued Taxes not yet due; (iii) the accruals and reserves for Taxes reflected in the most recent Company Financial Statements are adequate (under GAAP) to cover all Taxes accruing through the date of such Company Financial Statements and, since that date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business; and (iv) there are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset. Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, no written claim, which remains unresolved, has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary (as applicable) does not file Tax Returns that the Company or any Company Subsidiary (as applicable) is required to file Tax Returns or that it is subject to taxation by that jurisdiction.

(c) Neither the Company nor any Company Subsidiary “participates” (or has “participated”) in a “listed transaction” or “transaction of interest” (within the meaning of Treas. Reg. Sec. 1.6011-4).

(d) Neither the Company nor any Company Subsidiary is a party to (or otherwise has any liability pursuant to) any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to any material Tax (including any material advance pricing agreement, closing agreement or other agreement relating to any material Tax with any taxing authority).

(e) The federal income Tax Returns of the Company and each Company Subsidiary have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2005.

(f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated Tax Return for federal, state or foreign Tax purposes (other than a group the common parent of which was the Company).

(g) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) has waived any statute of limitations, which waiver remains outstanding, nor is any request for any such waiver or consent pending; (ii) has agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against the Company or any Company Subsidiary, which extension remains outstanding; or (iii) has executed or filed any power of attorney with respect to Taxes, which power of attorney remains outstanding. Neither the Company nor any Company Subsidiary has requested an extension of time within which to file any Tax Return in respect of any fiscal year, which has not since been filed.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of federal, state, local or foreign Tax Law or by agreement with any taxing authority as a result of (i) an installment sale or open transaction disposition made on or prior to the Closing Date, (ii) a gain recognition agreement or closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) the utilization of dual consolidated losses described in U.S. Treasury Regulations issued under Code Section 1503(d) on or prior to the Closing Date, or (iv) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

(i) As used in this Agreement “Taxes” means all taxes, levies or other like assessments and charges (including estimated taxes and charges), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto. As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

Section 3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and each Company Subsidiary is in compliance with all applicable Environmental Laws (as defined in Section 3.13(b)) and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(ii) To the knowledge of the Company, there are no conditions, including but not limited to the presence or release of or exposure to hazardous substances, on, in, under, affecting or migrating to or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii) All Authorizations (as defined in Section 3.14(b)) and notices, if any, required to be obtained or filed under Environmental Laws in connection with the operation of the Company’s and each Company Subsidiary’s businesses or the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and each Company Subsidiary has been and is in compliance with the terms and conditions of all such Authorizations and notices.

(iv) There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company or any Company Subsidiary is a party under Environmental Law, and there are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary under Environmental Law.

(v) All waste materials generated in connection with the operation of the Company’s and each of the Company Subsidiary’s businesses or the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been sent off-site for storage, treatment, recycling or disposal at facilities that, to the knowledge of the Company, maintain the required Authorizations and operate in material compliance with applicable Environmental Laws. Neither the Company nor any Company Subsidiary has received any written notice of potential responsibility or liability for any off-site transport, storage, treatment, recycling or disposal of such waste materials.

(vi) The Company has provided Parent with copies of all written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the possession of the Company or any Company Subsidiary, including any documents relating to the release or presence of, or exposure to, any hazardous substance.

(b) As used in this Agreement, “Environmental Laws” means any federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment, natural resources or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local Law.

Section 3.14 Compliance with Laws.

(a) Neither the Company nor any Company Subsidiary is or has been within the past four years in conflict with, in violation of, or in default with respect to any Law applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation or default that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary has all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct its respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all such Authorizations.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with applicable export control and trade and economic sanctions Laws, including but not limited to the U.S. Commerce Department’s Export Administration Regulations and sanctions Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export control and sanctions Laws maintained by other jurisdictions.

Section 3.15 Intellectual Property. As used in this Agreement, “Intellectual Property” means patents (including divisions, extensions, continuations, continuations-in-part, reexaminations and reissues), inventions, copyrights, software, trademarks, service marks, domain names, business names, any other names or marks, trade dress, trade secrets, confidential and proprietary information, including, for each of the foregoing, all rights thereto and any applications or registrations therefor, and any other intellectual or proprietary rights throughout the world. “Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary. “Company Intellectual Property Rights” means all Intellectual Property that both (i) is owned by or licensed to the Company or any Company Subsidiary and (ii) is used in the Company or any Company Subsidiary’s business.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) patents and patent applications, (ii) registered and unregistered trademarks and registered domain names, (iii) registered copyrights and (iv) any other registered Intellectual Property, in each case, which comprise Company Owned Intellectual Property. Items listed on Schedule 3.15(a)(v) are Company Owned Intellectual Property. As applicable such list shall contain (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the status of the application or registration, including deadlines for any renewals or other required filings. Except as otherwise set forth in Section 3.15(a) of the Company Disclosure Letter, the Company or a Company Subsidiary thereof is the sole and exclusive owner of each item of Company Owned Intellectual Property. The Company Owned Intellectual Property is (1) free and clear of any Liens other than Permitted Liens (2) to the knowledge of the Company, not subject to any pending, threatened or outstanding Judgment, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which challenges the legality, validity, enforceability, use, or ownership of the item.

(b) Section 3.15(b) of the Company Disclosure Letter lists all third party Intellectual Property licenses to the Company or any Company Subsidiary, other than licenses for generally commercially available software at a cost less than $250,000 (“Shrink Wrap Licenses”). Other than as set forth in Section 3.15(b) of the Company Disclosure Letter and nonexclusive licenses granted to end users, distributors or resellers in the ordinary course of business the Company has not granted any licenses to third parties under Company Owned Intellectual Property.

(c) The Company or a Company Subsidiary owns or possesses the right to use all Intellectual Property necessary to carrying on their respective businesses as currently conducted. Each item of Company Intellectual

Property owned or used by the Company or Company Subsidiary immediately prior to the Closing hereunder will be owned or available for use by the Company or a Company Subsidiary on the same terms and conditions immediately subsequent to the Closing hereunder.

(d) To the knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each Company Subsidiary has complied in all material respects with, and is not in material breach of, nor has the Company received any written asserted or written threatened claim of breach of, any license of Company Intellectual Property Rights.

(e) As now conducted, the business of the Company and of each Company Subsidiary, including without limitation, the products and services of the Company and each Company Subsidiary, does not infringe, violate or misappropriate any Intellectual Property of any Person, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company has not received any written notice of any claims that have been made against the Company or any Company Subsidiary alleging the infringement, violation, or misappropriation by the Company or any Company Subsidiary of any Intellectual Property right of any Person, nor does the Company have knowledge of any basis therefor.

(f) Other than as set forth in Section 3.15(f) of the Company Disclosure Letter, the Company’s and each Company Subsidiary’s proprietary computer software and data/content, including past versions, that is or constitutes a material ingredient of, any product, software or service sold or licensed by the Company or any Company Subsidiary (the “Software and Data/Content”) (i) is Company Owned Intellectual Property and (ii) does not include any “open source” computer software, or any computer software that is subject to any “GNU Public License,” or any other “free” software license containing similar provisions that would (A) require its disclosure or distribution in source code form, (B) impose any restriction on the consideration to be charged for the distribution thereof, (C) impose any obligation to grant to any third party rights under Owned Company Intellectual Property or (D) if breached, would have a Company Material Adverse Effect.

(g) The Company and each Company Subsidiary has taken reasonable steps to protect, maintain and safeguard its rights in all Company Intellectual Property Rights owned by the Company or any Company Subsidiary, including by binding its employees and third parties to reasonable confidentiality obligations. To the Company’s knowledge, no third Party is infringing upon or has misappropriated any Company Owned Intellectual Property.

(h) To the Company’s knowledge, the Company and each Company Subsidiary has at all times complied in all material respects with all applicable Laws, privacy policies and terms of use or other contractual obligations relating to privacy, data protection, and the collection, storage and use of personal information collected, disseminated, used, or held for use by the Company and any Company Subsidiary in the conduct of their respective businesses, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Company Subsidiary complies with reasonable security and data protections in place, consistent with general industry practices, with respect to any personal information in its possession and, to the Company’s knowledge, there has been no material breach thereof or loss of data. The Company has not received notice of any claims that have been asserted or threatened against the Company or any Company Subsidiary alleging a violation of any Person’s privacy or personal information or data rights.

(i) To the knowledge of the Company, other than as set forth in Section 3.15(i) of the Company Disclosure Letter, neither the Company, nor any Company Subsidiary, nor any other Person acting on its behalf has disclosed or licensed to any Person any source code for any Company product except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure of such source code except in the performances of services to the Company or any Company Subsidiary.

(j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not pursuant to a Contract to which the Company or a Company Subsidiary is a party, result in (i) Parent, the Company or any Company Subsidiary granting to any third party any rights or licenses to any material Parent Intellectual Property or material Company Intellectual Property or being bound by or subject to any non-compete or other material restriction on the operation or scope of their respective businesses, (ii) the release or disclosure of any material trade secrets (other than pursuant to this Agreement), (iii) any right of termination or cancellation under any material Contract with respect to Company Intellectual Property Rights, or (iv) the imposition of any material Lien on any Company Owned Intellectual Property.

(k) No Governmental Authority owns or has the right to obtain ownership of any Intellectual Property developed by or on behalf of the Company other than Permitted Liens.

Section 3.16 Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is any such Contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Company Subsidiary.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary. The Company and each Company Subsidiary maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are, as of the date of this Agreement, in full force and effect and all related premiums have been paid to date.

Section 3.18 Material Contracts.

(a) Except for this Agreement, none of the Company or any Company Subsidiary is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Offer or Merger, could materially restrict the ability of the Parent or the Surviving Corporation) to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any Person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract with any director, officer or affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan or Company Plan); (v) any Contract for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) or a grant of exclusive rights under, or assignment of, any material Company Intellectual Property; (vi) any Contract, other than Leases (as defined in Section 3.19(b)), under which the Company or any Company Subsidiary made or received payments of more than $500,000 during the twelve-month period ended June 30, 2010 or reasonably expects to make or receive payments of more than $500,000 for the twelve-month period ending June 30, 2011 and, in either case is not terminable upon notice of 60 days or less without penalty; (vii) any Contract which would prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions; (viii) any Contract under which a third party grants a license to the Company or any Company Subsidiary relating to Intellectual Property of such third party (other than Shrink Wrap Licenses) that is material to the Company; (ix) any Contract under which the Company or any Company Subsidiary grants to a third party a license to Company Intellectual Property (other than nonexclusive licenses to end users, distributors and resellers in the ordinary course of business where the value of royalties paid was less than $500,000 in each of the last three years); (x) any Government Contract (as defined in Section 3.18(f)(i)), and (xi) any amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts. Each such Contract described in clauses (i) through (xi) is referred to herein as a “Company Material Contract.” “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) With respect to each Government Contract or outstanding Proposal (as defined in Section 3.18(f)(ii)) to which the Company or any Company Subsidiary is a party: (i) the Company and each Company Subsidiary has complied in all material respects with all material terms and conditions of such Government Contract or Proposal, including clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) the Company and each Company Subsidiary has complied in all material respects with (A) all applicable Laws in relation to such Government Contract or Proposal and (B) any agreement with the United States government, the United Kingdom government or other applicable foreign Governmental Authority pertaining to such Government Contract or Proposal; (iii) since January 1, 2007, neither the United States government, the United Kingdom government nor any other applicable foreign Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company or any Company Subsidiary, in writing, that the Company or any Company Subsidiary has materially breached or violated any Law in connection with any Government Contract; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (v) no cost incurred by the Company or any Company Subsidiary has been disallowed, other than those which have been resolved and (vi) since January 1, 2007, no amount of money due to the Company or to any Company Subsidiary has been withheld or set off and not resolved.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any of the directors or executive officers of the Company is (or within the last three years has been) under administrative, civil or criminal investigation or indictment or material information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal. Neither the Company nor any Company Subsidiary has made a Voluntary Disclosure pursuant to the United States Department of Defense Fraud Voluntary Disclosure Program (or comparable disclosure to any foreign Governmental Authority) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal. Neither the Company nor any Company Subsidiary has submitted any inaccurate certification with respect to a Government Contract.

(e) Neither the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of the executive officers or directors of the Company is (or at any time during the last three years has been) suspended or debarred from doing business with the United States Government, the United Kingdom Government or any other applicable foreign Governmental Authority with jurisdiction over a region where the Company or any Company Subsidiary conduct a material amount of business or has been declared nonresponsible or ineligible for contracting with the United States Government, the United Kingdom Government or any other applicable foreign

Governmental Authority with jurisdiction over a region where the Company or any Company Subsidiary conduct a material amount of business. Since January 1, 2007 and through the date hereof, no Government Contract has been terminated for default.

(f) For the purposes of this Agreement:

(i) “Government Contract” shall mean any Contract entered into by the Company or any Company Subsidiary with a Governmental Authority for the provision of goods, services or construction under which by the Company or any Company Subsidiary received payments of more than $500,000 during the twelve-month period ended June 30, 2010 or reasonably expects to receive payments of more than $500,000 for the twelve-month period ending June 30, 2011, including any procurement, task order, work order, purchase order, Contractor Team Arrangement (as defined in FAR 9.601), co-operative agreement or other transaction with the United States government, the United Kingdom government or any other applicable foreign Governmental Authority at the prime or subcontract level (at any tier) under a federal prime Contract.

(ii) “Proposal” shall mean any proposal, bid, request for equitable adjustment, contract change proposal, proposal for modification or indirect cost submission on a Government Contract.

Section 3.19 Properties.

(a) The Company or a Company Subsidiary has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or any Company Subsidiary or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) such Liens as are set forth in Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith through appropriate proceedings and for which provisions have been made in accordance with GAAP on the Company Financial Statements, (v) Liens disclosed in the Company Financial Statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights of way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, (viii) non-exclusive licenses and other non-exclusive rights in Intellectual Property granted in favor of third parties pursuant to Company Material Contracts in the ordinary course of business, and (ix) other imperfections of title or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and any Company Subsidiary as currently conducted.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 20,000 square feet (collectively, the “Leases”). Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect: (i) each Lease is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto; and (iv) the Company or a Company Subsidiary that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c) All tangible assets owned or leased by the Company or any Company Subsidiary have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Neither the Company nor any Company Subsidiary owns in fee any real property.

Section 3.20 Anticorruption

(a) Neither the Company nor any Company Subsidiary (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has, directly or indirectly, taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any Company Subsidiary (collectively with the FCPA, the “Anticorruption Laws”).

(b) Neither the Company nor any Company Subsidiary (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official (as defined in Section 3.20(h)) to secure any improper advantage (e.g., to obtain a tax rate lower than allowed by Law) or to obtain or retain business for any Person.

(c) To the knowledge of the Company, (i) there is no investigation of or request for information from the Company or any Company Subsidiary by any Governmental Authority regarding the Anticorruption Laws, or (ii) any other allegation, investigation or inquiry by any Governmental Authority regarding the Company and any Company Subsidiary’s actual or possible violation of the Anticorruption Laws.

(d) None of the officers, directors, employees or agents (or their employees) of the Company or any Company Subsidiary are Government Officials.

(e) The Company and each Company Subsidiary has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws, including, but not limited to, an anticorruption compliance policy that (i) requires compliance with the Anticorruption Laws and otherwise prohibits bribes to Government Officials; (ii) restricts gifts, entertainment, and promotional and marketing expenses for Government Officials; (iii) requires diligence on, anticorruption contract language in agreements with; and ongoing monitoring of third parties that may have relations with Government Officials on Company’s behalf; (iv) restricts political and charitable contributions; (v) mandates possible discipline for violations of the policy; (vi) requires periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy; (vii) requires distribution of the policy to all employees; (viii) requires periodic training for relevant employees regarding the policy; (ix) identifies a senior executive or executives responsible for implementation and monitoring of the policy; and (x) includes procedures for reporting and investigating possible violations of the policy.

(f) The Company and each Company Subsidiary maintains its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed and access to assets is given only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets; and (iii) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences between recorded and actual assets.

(g) No director or officer of the Company or any Company Subsidiary has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any Company Subsidiary.

(h) For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or controlled enterprise); or of a public international organization, (ii) political party or official thereof or any candidate for any political office, or (iii) any person acting for or on behalf of any such Governmental Authority or instrumentality thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

Section 4.2 Merger Sub; Ownership of Shares. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger Sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement and the Voting and Tender Agreement.

Section 4.3 Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any subsidiary of Parent other than Merger Sub (the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Contract, lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act and any other applicable competition or antitrust Laws (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, and (v) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.5 Broker’s or Finder’s Fees. Except for JP Morgan Chase (the “Parent Financial Advisor”), no agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6 Availability of Funds.

(a) Parent has available and will have available through the expiration of the Offer and the Effective Time, the funds necessary to accept for payment and pay for any shares of Company Common Stock pursuant to the Offer and consummate the Merger and the other Transactions.

Section 4.7 Other Agreements or Understandings. Parent has disclosed to the Company all Contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the Company Board or management of the Company or any person that to Parent’s knowledge owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 4.8 No Additional Representations. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Available Company SEC Documents). Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any Company Subsidiary.

Section 4.9 Not Interested Stockholder. From the date that is three years prior to the date of this Agreement, neither Parent nor Merger Sub, nor any of their respective affiliates or Associates (as such terms are defined in Section 203 of the DGCL), is or has been an “interested stockholder” of the Company for purposes of Section  203 of the DGCL.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and each Company Subsidiary shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and each Company Subsidiary shall use its commercially reasonable efforts to maintain and preserve intact their respective business organizations, to maintain their relationship with current employees and to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them; and

(b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter and as contemplated by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) other than in the ordinary course of business consistent with past practice, (A) acquire, sell, lease, license, transfer or dispose of any assets (including Company Intellectual Property), rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, or (B) terminate, cancel, materially modify or enter into any commitment, transaction, line of business, or other agreement that is material to the Company and the Company Subsidiaries (considered as a single enterprise) or that would be considered a Company Material Contract;

(ii) change the Company’s or any Company Subsidiary’s material operating policies in any material respect;

(iii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iv) amend or propose to amend its certificate of incorporation or bylaws or, in the case of any Company Subsidiary, their respective constituent documents, except for such amendments to its certificate of incorporation, bylaws and other comparable charter or organizational documents that would not have an adverse effect on the Offer, the Merger and the other Transactions;

(v) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(vi) purchase, redeem or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests, any options, warrants or rights to acquire any such stock, securities or interests, including pursuant to the Company’s existing share repurchase program, other than in connection with (A) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding Tax upon the vesting and settlement of Restricted Stock Units or (B) the cashless or net exercise of Options;

(vii) split, combine or reclassify any outstanding shares of its capital stock;

(viii) except for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), and the vesting and settlement of awards of Restricted Stock Units granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any Company Subsidiary of, (A) any shares of, or any options, warrants or rights of any kind to acquire any shares of, (B) any securities convertible into or exchangeable for any shares of, its capital stock of any class, (C) any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof or (D) any awards based upon the value of any security issued by the Company or any Company Subsidiary, including without limitation, any capital appreciation rights, phantom stock plans, stock appreciation rights, or stock-based performance units;

(ix) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

(x) make any loans or advances, except to or for the benefit of a Company Subsidiary;

(xi) except to the extent required in a written Contract or agreement in existence as of the date of this Agreement or as required by applicable Law: (A) grant or increase any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, consulting, indemnification, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any such director, employee or consultant of the Company or any Company Subsidiary other than offer letters, employment agreements, or consulting agreements entered in the ordinary course of business that are terminable at will and without liability to the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, or (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan;

(xii) enter into any collective bargaining agreement or other obligation to any labor organization (other than as required by applicable Law);

(xiii) make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; change or rescind any Tax election or make any material Tax election (other than in the ordinary course of business); make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xiv) commence or settle, compromise or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements;

(xv) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $500,000 individually or $1,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xvi) make or commit to make capital expenditures exceeding by $500,000 or more the aggregate budgeted amount set forth in the Company’s fiscal 2010 capital expenditure plan previously provided to Parent;

(xvii) other than non-exclusive licenses to end users, distributors and resellers in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of Company Intellectual Property;

(xviii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xix) make any investment of cash or other available funds other than in Permitted Investments (as defined in Section 5.1(b)(xix) of the Company Disclosure Letter); or

(xx) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.1(a) or (b).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, at Parent’s request, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after filing with the SEC.

(b) If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, at Parent’s request, as soon as practicable following the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote. The Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to effect the Merger. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Common Stock prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fifth business day after such date. Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent Subsidiary shall collectively acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

Section 6.2 Employee Benefit Matters.

(a) Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans and all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Available Company SEC Documents; it being understood and agreed that nothing herein shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement following the Effective Time in accordance with its terms and applicable Law. Nothing contained in this Agreement, express or implied, is intended to confer upon any person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(b) For the twelve-month period following the Closing Date, Parent agrees to provide or cause the Company to provide employees of the Company and each Company Subsidiary with employee benefits no less favorable than those benefits currently provided by the Company and the Company Subsidiaries to such employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as exhibit to the Available Company SEC Documents.

(c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and the Parent Subsidiaries in which Company Employees participate (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Employee Benefit Plan maintained by or contributed to by Parent and the Parent Subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the

Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation, sick leave, and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Surviving Corporation to provide such vacation, sick leave, and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d) Parent agrees to provide any required notice under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar federal, state or local Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. Parent shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Company or its affiliates that occurs prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign Law or regulation, or to create any liability or penalty to Company or its affiliates for any employment terminations under applicable Law.

Section 6.3 Antitrust Filings. The Company, Parent and Merger Sub shall each, as promptly as practicable, and in any event no later than 15 days after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and foreign Governmental Authorities the filings and other materials required under the HSR Act or other applicable antitrust or competition Laws in order to consummate this Agreement, the Offer, the Merger, and the Transactions. Parent shall pay directly to the applicable Governmental Authority the applicable filing fee required in connection with the filings and other materials required under the HSR Act or other applicable antitrust or competition Laws in connection with the Transaction.

Section 6.4 Public Statements. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.8.

Section 6.5 Standard of Efforts.

(a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company shall have the right to review, comment on and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review, comment on and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they shall consult and cooperate with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities and in promptly making all necessary filings. Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.8.

(b) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC or the DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (i) promptly notify the other parties of any written communication to that party from any Governmental Authority and, subject to applicable Law, the Company shall cooperate with Parent and Merger Sub in responding to such communication, and (ii) subject to confidentiality restrictions, furnish the other parties with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions.

(c) Nothing in this Agreement shall obligate Parent or Merger Sub or any other Subsidiary of Parent to, and the Company shall not and cause each Company Subsidiary to not, agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any Company Subsidiary or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and any Company Subsidiary or (B) to control their respective businesses or operations or the businesses or operations of the Company and any Company Subsidiary.

Section 6.6 Notification of Certain Matters. Each of the Company and Parent agrees to give prompt notice to the other of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice from any Governmental Authority in connection with the Transactions or (iii) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth in Exhibit A to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.6 shall not be considered in determining whether the Offer Conditions have been satisfied. In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, remedies, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.7 Access to Information; Confidentiality.

(a) Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary and the officers, directors, employees and agents of the Company and each Company Subsidiary, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, Contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request.

(b) The provisions of the Non-Disclosure Agreement dated as of July 31, 2008, between Parent and the Company and amended on May 31, 2010 (as amended, the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms. In addition, and without limiting the foregoing, the Company agrees that any business, marketing, technical, scientific or other information disclosed by Parent or any Parent Subsidiary or their Representatives in connection with the Transactions, which, at the time of disclosure, is designated as confidential (or like designation) shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement and the consummation of the Transactions. The Company shall use, at a minimum, the same degree of care as it uses to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of such confidential information of Parent or any Parent Subsidiary.

Section 6.8 No Solicitation; Company Recommendation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, shall cause each Company Subsidiary and each officer, director or employee of the Company or of any Company Subsidiary not to, and shall not authorize or permit any financial advisor, attorney or other advisor or representative (a “Representative”) of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined in Section 6.8(f)(i)), (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (iii) unless the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and solely to the extent necessary to permit such third party to submit a Takeover Proposal to the Company Board, release any third party from any confidentiality or standstill agreement to which the Company is a party, fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under, any such agreement. The Company shall, and shall cause each Company Subsidiary and the Company’s and each such Company Subsidiary’s respective Representatives to, immediately cease and terminate any existing discussions or negotiations heretofore conducted by the Company, any Company Subsidiary or their respective Representatives with respect to any Takeover Proposal. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Takeover Proposal with or for the benefit of the Company to promptly return or destroy all information, documents and materials relating to an Takeover Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b) Notwithstanding the restrictions set forth in Section 6.8(a), if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in response to an unsolicited written Takeover Proposal from a third party that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal (as defined in Section 6.8(f)(ii)) and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, the Company and its Representatives may, subject to its giving Parent at least twenty-four hours prior written notice (which notice shall contain the identity of the person making such Takeover Proposal and a description of the material terms and conditions pertinent thereto), (i) furnish information with respect to the Company and each Company Subsidiary to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement which, to the extent such confidentiality agreement is entered after the date hereof, contains terms no less favorable to the Company than the terms of the Confidentiality Agreement (except that such confidentiality agreement, to the extent entered after the date hereof, shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.8), provided, that a copy of all such information is delivered simultaneously to Parent to the extent it has not previously been so furnished to Parent and (ii) engage in such negotiations or discussions with the third party that made such Takeover Proposal as the Company Board shall determine (including solicitation of a revised Takeover Proposal from such third party).

(c) Except as otherwise permitted by Section 6.8(d), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to Parent or Merger Sub (including pursuant to the Schedule 14D-9, Proxy Statement or any amendment thereto), the Company Recommendation, (ii) approve or recommend or propose publicly to approve or recommend, any Takeover Proposal (any of the foregoing in clause (i) or (ii), a “Company Change in Recommendation”) or (iii) enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal.

(d) Notwithstanding the provisions of this Section 6.8, at any time prior to the acceptance for payment of the shares of Company Common Stock pursuant to the Offer, the Company Board (or the applicable committee thereof) may (i) in the absence of a Takeover Proposal , make a Company Change in Recommendation if a material event or change in circumstances has occurred after the date hereof and the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, and/or (ii) if the Company Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal, terminate this Agreement pursuant to Section 8.1(e)(i) to authorize and allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, provided, that: (A) prior to the Company Board taking any action contemplated by clause (ii), the Company shall have provided to Parent prompt written notice advising Parent of the decision of the Company Board to take such action and the reasons therefor, including the material terms and conditions of the Takeover Proposal; (B) the Company shall have given Parent five business days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent proposes to revise the terms of this Agreement or make another proposal, the Company shall have, during such period, negotiated in good faith with Parent with respect to such proposed revisions or other proposal (it being agreed that any material changes to any Takeover Proposal shall require a new notice and a new five business day period for negotiations); and (C) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Takeover Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law.

(e) Nothing contained in this Section 6.8 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the holders of Company Common Stock if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law (including the Company Board’s duties of good faith and candor to the holders of Company Common Stock) subject to compliance with any applicable requirements of this Section 6.8. For the avoidance of doubt, this Section 6.8(e) shall not limit any of Parent’s rights under Article 8 in respect of any such position taken or disclosure made.

(f) For purposes of this Agreement:

(i) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act) (other than Parent, Merger Sub or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, research and development budget, or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any Company Subsidiary directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Transactions.

(ii) “Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal received by the Company after the date hereof and not in breach of Section 6.8(a) of this Agreement (provided, that for the purposes of this definition all references to 15% in the definition of Takeover Proposal shall be “majority”) on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal and other aspects of the proposal that the Company Board deems relevant, (A) is more favorable to the holders of Company Common Stock than the Transactions (including the terms of any binding proposal by Parent to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed.

(g) In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly, and in any case within twenty-four hours of its receipt advise Parent of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, and the material terms and conditions of such request, Takeover Proposal or inquiry (including the identify of the person who made such request, Takeover Proposal or inquiry). The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such Takeover Proposal or inquiry.

Section 6.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.9(b).

(c) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11 Directors.

(a) Subject to applicable Law and Nasdaq rules applicable to the Company, promptly upon the Acceptance Time and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding shares of Company Common Stock, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Merger Sub or any other subsidiary of Parent bears to (B) the total number of shares of Company Common Stock that are issued and outstanding, and the Company shall, at such time, promptly take all necessary action to cause Merger Sub’s designees to be so elected provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or any Company Subsidiary (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors shall be entitled to designate one person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, take all necessary action to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above. At such time, the persons designated by Merger Sub shall, as nearly as practicable, constitute at least the same percentage as persons designated by Merger Sub of the Company Board of (1) each committee of the Company Board, (2) each board of directors of each Company Subsidiary, and (3) each committee of each such board, in each case only to the extent permitted by applicable Law.

(b) The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 6.11 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 6.11. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Merger Sub’s designees pursuant to Section 6.11, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub or (iii) any waiver or exercise of any of the Company’s rights under this Agreement.

Section 6.12 Stockholder Litigation. The Company shall control, and give Parent the reasonable opportunity to participate in, the defense or settlement of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the Transactions and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions or consent to the same without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms set forth in this Agreement.

Section 6.14 Takeover Laws. The Company shall, to the extent permitted by applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no Takeover Law becomes applicable to the Transactions and (b) if any such Takeover Law becomes applicable to the Transactions to take all actions necessary so that the Transactions contemplated may be consummated as promptly as practicable.

Section 6.15 Approval of Compensation Arrangements. Prior to the Acceptance Time, the Company shall take any action necessary to ensure that any Company Arrangements (including any Company Arrangements entered into after the date hereof) have been approved as contemplated by the last sentence of Section 3.10(h).

Section 6.16 Stock Exchange De-listing. After the Acceptance Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten calendar days thereafter.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. If required by Law, this Agreement shall have been adopted by the Required Company Stockholder Vote.

(b) Antitrust.

(i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii) The clearances, consents, approvals, orders or authorizations applicable to the Merger under foreign antitrust or competition Laws specified in Section 7.1(b)(ii) of the Company Disclosure Letter shall have been obtained from the relevant Governmental Authorities (the “Antitrust Condition”);

(c) Completion of Offer. Merger Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer.

(d) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition of any Governmental Authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if (i) Merger Sub shall not have accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or prior to December 30, 2010 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 8.1(b) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition of any Governmental Authority making the Merger or the Offer illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used those efforts required hereunder (including under Section 6.5) to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d) by Parent prior to the acceptance of shares of Company Common Stock for payment in the Offer, if:

(i) the Company Board or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 6.8);

(ii) the Company Board shall have failed to reconfirm the Company Recommendation promptly, and in any event within ten business days, following Parent’s request that it do so; or

(iii) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition and (B) is incapable of being cured or has not been cured by the Company within 15 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform; or

(e) by the Company, if

(i) prior to the acceptance of shares of Company Common Stock for payment in the Offer the Company Board has effected a Company Change in Recommendation in response to a Superior Proposal pursuant to and in compliance with Section 6.8(d) in order to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and concurrently with such termination pays to Parent in immediately available funds the Termination Fee (as defined in Section 8.3(a)) required to be paid pursuant to Section 8.3(a); or

(ii) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent within 15 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 8.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (i) this Section 8.2, (ii) Section 8.3, (iii) Section 6.4, (iv) the last sentence of Section 6.6, (v) Section 6.7(b) and (vi) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from any and all liabilities and damages incurred or suffered by the other parties as a result of a deliberate material breach of this Agreement (and Parent and Merger Sub expressly acknowledge and agree that, notwithstanding Section 9.7 and without derogation from Section 9.10, the Company’s measure of damages for such a deliberate material breach of this Agreement by Parent or Merger Sub may include the loss of the economic benefits of the Offer and the Merger to the Company’s stockholders). The Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 8.1(e)(i), the Company shall concurrently with such termination of this Agreement, pay Parent a fee in immediately available funds of $28,300,000 (the “Termination Fee”).

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(d) (other than pursuant to clause (iii) thereof), then the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent the Termination Fee; provided that if this Agreement is terminated pursuant to Section 8.1(d)(ii) the Company shall only be required to pay Parent the Termination Fee if such termination occurs within ten business days of the end of the ten business day period referred to in such section.

(c) If this Agreement is terminated pursuant to Section 8.1(b) as a result of a failure of the Minimum Tender Condition to be satisfied at the scheduled expiration of the Offer, and (i) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been made to the Company Board or the Company or publicly announced and, in each case, not irrevocably withdrawn prior to such termination, and (ii) within nine months after the date of such termination, the Company enters into a letter of intent or Contract with respect to, or consummates, any transaction specified in the definition of “Takeover Proposal”, the Company shall pay Parent the Termination Fee on the first business day after the date of the first to occur of the events referred to in clause (ii). For purposes of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.8(f) except that references in Section 6.8(f) to “15%” shall be replaced by “50%.”

(d) In no event shall more than one Termination Fee be payable hereunder. In addition, notwithstanding anything in this Agreement to the contrary, in the event that any Termination Fee is paid to Parent in accordance with this Agreement, the payment of such Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub with respect to any and all claims against the Company and/or any of its officers, directors, employees or Representatives, of whatever nature and whenever arising, relating to or arising out of this Agreement, the Offer or the Merger.

(e) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a Judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount set forth in Section 8.3(a) hereof or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(f) Except as set forth in Section 6.3 and this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.4 Amendment. Subject to Section 6.11, this Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by the DGCL requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Waiver. Subject to Section 6.11, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), or sent by overnight courier, facsimile (upon confirmation of receipt) or e-mail transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to the Company:

Cogent, Inc.

639 North Rosemead Blvd.

Pasadena, CA 91107

Attention: Ming Hsieh

E-mail:

Fax: (626) 325-9700

with a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130

Attention:	Scott M. Stanton Steven G. Rowles J. Nathan Jensen
E-mail:	sstanton@mofo.com srowles@mofo.com njensen@mofo.com

Fax: (858) 720-5125

(b)	if to Parent or Merger Sub:

3M Company

3M Center

St. Paul, Minnesota 55144

Attention:	Gregg M. Larson, Esq.
E-mail:	gmlarson@mmm.com

Fax: (651) 737-2553

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin

E-mail: caustin@cgsh.com

Fax: (212) 225-3999

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile, e-mail transmission or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 9.2 Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

Section 9.3 Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge of the Company’s current directors and executive officers.

Section 9.4 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

Section 9.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any Judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or federal court. Each of the parties hereto agrees that a final Judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

Section 9.6 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 9.7 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof or as creating or amending any employee benefit plan, except that from and after the Closing (i) the holders of Options and Restricted Stock Units are intended third party beneficiaries of the provisions of Section 2.4, and (ii) each Indemnified Party is an intended third party beneficiary of Section  6.9, and such persons may specifically enforce such provisions.

Section 9.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse in any material respect to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible then such contravention or invalidity shall not invalidate the entire Agreement.

Section 9.9 Entire Agreement. This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

COGENT, INC.

By:	/s/ Ming Hsieh
Name:	Ming Hsieh
Title:	President and Chief Executive Officer

3M COMPANY

By:	/s/ Michael P. Delkoski
Name:	Michael P. Delkoski
Title:	Vice President

VENTURA ACQUISITION CORPORATION

By:	/s/ Michael P. Delkoski
Name:	Michael P. Delkoski
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Conditions of the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if

(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the issued and outstanding shares of Company Common Stock on a fully diluted basis (the “Minimum Tender Condition”);

(ii) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or been terminated and the clearances, consents, approvals, Orders or authorizations applicable to the purchase of shares of Company Common Stock pursuant to the Offer under foreign antitrust or competition Laws specified in Section 7.1(b)(ii) of the Company Disclosure Letter shall not have been obtained from the relevant Governmental Authorities (the “Antitrust Condition”);

(iii) any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

(A) any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any material limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any material portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries;

(B) any suit, action or proceeding shall have been commenced and be pending by any United States federal or state or foreign Governmental Authority of competent jurisdiction wherein a Judgment would have any of the effects referred to in paragraph (A) above;

(C) except as disclosed in the Available Company SEC Documents or the Company Disclosure Letter, since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(D) (1) any representation and warranty of the Company set forth in Section 3.2, Section 3.3(a) or Section 3.3(b) of the Merger Agreement shall not be true and correct in all but de minimis respects as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse Effect” in Section 3.6, shall be disregarded);

AA-1

(E) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to such time;

(F) the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on the which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or

(G) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Exhibit A is attached.

AA-2

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COGENT, INC.

FIRST: The name of the corporation shall be Cogent, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, and its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 100 shares, par value $0.01 per share:

FIFTH: RESERVED

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as it may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under such law against any expenses, liabilities, or other matters referred to in or covered by that section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

AB-1

Exhibit C

VOTING AND TENDER AGREEMENT

This VOTING AND TENDER AGREEMENT (this “Agreement”), dated August 29, 2010, is by and among 3M Company, a Delaware corporation (“Parent”), Ventura Acquisition Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and the stockholders of Cogent, Inc., a Delaware corporation (the “Company”), set forth on Schedule A hereto (each a “Stockholder” and, collectively the “Stockholders”).

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the subsequent merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite the name of such Stockholder on Schedule A hereto (such shares of Common Stock, together with any other shares of Common Stock as to which such Stockholder acquires beneficial ownership after the date hereof and prior to the Effective Time, including any shares of Common Stock acquired by means of purchase, dividend, stock split or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as such Stockholder’s “Covered Shares”);

WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, unanimously approved, for purposes of Section 203 of the DGCL, this Agreement and the transactions contemplated hereby; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder (except with respect to subsection (g), which shall apply to Mr. Ming Hsieh only) hereby covenants, represents and warrants to Parent and Merger Sub, severally and not jointly, and solely as to itself and its Covered Shares, as follows:

(a) Such Stockholder (i) is the sole beneficial owner of, and has good and marketable title to, the Covered Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Covered Shares (collectively, “Encumbrances”) except for restrictions on transfer under the Securities Act of 1933, as amended, or Encumbrances arising hereunder; (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Covered Shares set forth on Schedule A hereto; and (iii) has the sole right to vote and dispose of and holds sole power to issue instructions with respect to the matters set forth in Sections 3, 4 and 5 hereof, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement with respect to all of such Stockholder’s Covered Shares, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

(b) In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

(c) Such Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d) Neither the execution and delivery of this Agreement by the Stockholder, the performance by such Stockholder of such Stockholder’s obligations hereunder nor the consummation by such Stockholder of the transactions contemplated hereby will (i) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) to the extent applicable, any provisions of the organizational documents of such Stockholder or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder’s Covered Shares are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement applicable to such Stockholder or any of such Stockholder’s Covered Shares (other than filings required pursuant to Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder).

(e) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder (other than in such Stockholder’s capacity as an officer or director of the Company and as disclosed pursuant to the Merger Agreement).

(f) The Stockholder has received and reviewed a copy of the Merger Agreement. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(g) To such Stockholder’s knowledge, neither the Company nor any of its products or services has infringed or is infringing or has misappropriated or is misappropriating (whether directly, contributorily, by inducement or otherwise) any patent, copyright, trademark, service mark, trade secret or other intellectual property right owned by such Stockholder or any Affiliate of such Stockholder.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) Neither the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or conflict with (A) any provisions of the organizational documents of Parent or Merger Sub or (B) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Parent or Merger Sub is a party or by which Parent or Merger Sub or their assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order or decree or any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement applicable to Parent or Merger Sub or their assets (other than filings required pursuant to Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder).

SECTION 3. Tender of the Covered Shares. Each Stockholder hereby agrees that it shall (i) tender its Covered Shares or cause to be tendered (and deliver any certificates evidencing such Covered Shares or an appropriate affidavit of lost certificate with respect thereto to the extent any of such certificates have been lost, misplaced or destroyed), into the Offer promptly following the date the Offer is commenced, and in any event no later than ten (10) business days after the commencement of the Offer, free and clear of all Encumbrances and (ii) not withdraw or cause to be withdrawn, its Covered Shares from the Offer at any time. If a Stockholder acquires Covered Shares after the date hereof, such Stockholder shall (A) tender, or cause to be tendered, such Covered Shares into the Offer on or before the fifth (5th) business day prior to the expiration of the Offer or, if later, on or before the second (2nd) business day after such acquisition but in any event prior to the expiration of the Offer, and (B) not withdraw, or cause to be withdrawn, such Covered Shares from the Offer at any time.

SECTION 4. Option.

(a) On the terms and subject to the conditions set forth herein, each Stockholder hereby grants to Parent a conditional option (the “Option”) to purchase all of the right, title and interest of such Stockholder in and to such Stockholder’s Covered Shares at a price equal to the Offer Price. Parent may exercise an Option in whole, but not in part, with respect to any Covered Shares not acquired by Merger Sub pursuant to the Offer if, but only if, (i) Merger Sub has acquired shares of Common Stock pursuant to the Offer and (ii) such Stockholder shall have failed to tender into the Offer such Covered Shares or shall have withdrawn the tender of such Covered Shares into the Offer. Parent may exercise an Option at any time within the ten (10) days following the date when such Option first becomes exercisable.

(b) In the event that Parent is entitled to and wishes to exercise an Option, Parent shall send a written notice to the relevant Stockholder(s) specifying the place and the date for the closing of such purchase, which date shall be not more than ten (10) days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Authority is required in connection with the exercise of an Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Authority prohibiting the exercise of an Option, the period of time during which the date of the closing may be fixed shall be extended until the tenth (10th) day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived.

(c) At the closing of the purchase of a Stockholder’s Covered Shares pursuant to exercise of an Option, simultaneously with the payment by the Parent of the purchase price for a Stockholder’s Covered Shares, such

Stockholder shall deliver, or cause to be delivered, to the Merger Sub certificates representing such Covered Shares duly endorsed to the Parent or accompanied by stock powers or other transfer documents duly executed by the Company in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all Encumbrances.

(d) Parent, Merger Sub or the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 5 to a holder of Covered Shares such amounts as are required to be withheld under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Covered Shares in respect of which such deduction and withholding was made.

SECTION 5. Transfer of the Covered Shares; Other Actions. Prior to the termination of this Agreement, except as otherwise provided herein, each Stockholder shall not: (i) transfer, assign, sell, gift-over, pledge, grant any Lien with respect to or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing (each such action, a “Transfer”), any Covered Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of Covered Shares; (iii) grant any proxy or power-of-attorney with respect to any of the Covered Shares; (iv) deposit any of the Covered Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Covered Shares; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the preceding sentence shall not prohibit a Transfer of Covered Shares by a Stockholder: (A) if such Stockholder is an individual, to any member of such Stockholder’s immediate family, or to a trust or foundation established for the benefit of such Stockholder and/or for the benefit of one or more members of such Stockholder’s immediate family or established for charitable purposes, or upon the death of such Stockholder, or (B) if such Stockholder is a partnership, limited liability company or trust, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder or to any trustee or beneficiary of the trust, provided that any Transfer permitted pursuant to (A) or (B) above shall be permitted only if, as a precondition to such transfer, the transferee of such Covered Shares agrees in writing with Parent and Merger Sub to be bound by the terms and conditions of this Agreement.

SECTION 6. Covenant to Vote; Irrevocable Proxy.

(a) Each Stockholder hereby agrees to vote all Shares as to which the Stockholder has sole or shared voting power (such Stockholder’s “Vote Shares”), or to provide a written consent in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company (i) in favor of (A) approval and adoption of the Merger Agreement (including, for purposes of this proxy, as it may be modified or amended from time to time), the approval of the Merger and the other transactions contemplated by the Merger Agreement, the other transactions contemplated thereby and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated and (B) any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger and (ii) against (A) any Takeover Proposal or any proposal relating to any Takeover Proposal, (B) any merger (other than the Merger), consolidation or other combination involving the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries, (C) to the extent submitted to a stockholder vote, any change in the business, management or Board of Directors of the Company (other than as directed by Parent, Merger Sub or any Parent Subsidiary) or (D) any other action, proposal or agreement that would (1) reasonably be expected, to impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement or (2) result in a any of the Offer Conditions not being fulfilled or satisfied.

(b) In furtherance of the agreements herein, each Stockholder hereby irrevocably grants to, and appoints, until the termination of this Agreement, Parent and any person or persons designated in writing by Parent, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all its Vote Shares, or grant a consent or approval in respect of such Vote Shares, or execute and deliver a proxy to vote such Vote Shares, on the matters and in the manner specified in Section 6(a) of this Agreement (but not on any other matters).

(c) Each Stockholder represents and warrants to Parent that any proxies heretofore given by it in respect of its Covered Shares are not irrevocable, and that any such proxies are hereby revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.

(d) Each Stockholder hereby affirms that the irrevocable proxy set forth in Section 6(b) is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL until the termination of this Agreement in accordance with its terms.

SECTION 7. Non-Solicitation. Each Stockholder shall not and shall not authorize or permit its representatives to directly or indirectly (i) solicit, initiate, or knowingly encourage (including by providing information) the submission of, any Takeover Proposal (ii) approve or recommend or propose publicly to approve or recommend, any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal, (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal, or (iv) make any statement or proposal inconsistent with the Company Recommendation.

SECTION 8. Further Assurances. Each Stockholder shall, upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

SECTION 9. Termination. This Agreement shall terminate in its entirety upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) any reduction of the Offer Price or the Merger Consideration or waiver or amendment of the Minimum Tender Condition (other than a waiver of the Minimum Tender Condition permitted by Section 1.1(a)(i)(C) of the Merger Agreement). In addition, upon a Company Change in Recommendation under and in compliance with the Merger Agreement (except for a Company Change in Recommendation effected pursuant to Section 6.8(d)(i) of the Merger Agreement), the provisions set forth in Sections 3 and 6 of this Agreement shall not apply for so long as such Company Change in Recommendation shall remain in effect; provided, however, that if the Board of Directors of the Company withdraws such Company Change in Recommendation and recommends that the stockholders of the Company accept the Offer, tender their Shares in the Offer and, to the extent required under applicable law, approve the Merger and adopt the Merger Agreement (a “Renewed Recommendation”), the provisions of Sections 3 and 6 of this Agreement shall thereafter remain in full force and effect for so long as such Renewed Recommendation remains in effect. Termination of this Agreement shall not relieve any party from liability for any breach hereof prior to such termination. Sections 8, 11 and 15 shall survive any termination of this Agreement.

SECTION 10. Waiver of Appraisal and Dissenter’s Rights. Each Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger or other transactions contemplated by the Merger Agreement that the Stockholder may have with respect to the Stockholder’s Covered Shares pursuant to applicable law.

SECTION 11. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 12. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Covered Shares).

SECTION 13. Stockholder Capacity. It is understood that the Stockholder enters into this Agreement solely in such Stockholder’s capacity as a stockholder of the Company. Nothing herein shall be construed as preventing or limiting a Stockholder, or a director, officer or employee of a Stockholder or Affiliate of a Stockholder, who is an officer or director of the Company from taking (or omitting to take) any action in his capacity as a director or officer of the Company or otherwise fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Stockholder, or director, officer or employee of a Stockholder or Affiliate of a Stockholder, acting solely in his or her capacity as an officer or director of the Company), but nothing in this Section 13 is intended to modify any of the rights or obligations under the Merger Agreement.

SECTION 14. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 15. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), or sent by overnight courier, facsimile (upon confirmation of receipt) or e-mail transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to any of the Stockholders, to:

Ming Hsieh

E-mail:

Fax:

with a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130

Attention:  Scott M. Stanton

                    Steven G. Rowles

                    J. Nathan Jensen

E-mail: sstanton@mofo.com

                    srowles@mofo.com

                    njensen@mofo.com

Fax: (858) 720-5125

and

If to Parent or Merger Sub, to:

3M Center

St. Paul, Minnesota 55144

Attention: Gregg M. Larson, Esq.

E-mail: gmlarson@mmm.com

Fax: (651) 737-2553

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin

E-mail: caustin@cgsh.com

Fax: (212) 225-3999

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e) Governing Law.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(iii) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

(f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Severability of Provisions. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

(h) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(i) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

3M COMPANY

By:	/S/ MICHAEL P. DELKOSKI
Name:	Michael P. Delkoski
Title:	Vice President

VENTURA ACQUISITION CORPORATION

By:	/S/ MICHAEL P. DELKOSKI
Name:	Michael P. Delkoski
Title:	President

SIGNATURE PAGE TO VOTING AND TENDER AGREEMENT

MING HSIEH

By:	/S/ MING HSIEH
Name:	Ming Hsieh

SIGNATURE PAGE TO VOTING AND TENDER AGREEMENT

MING HSIEH REVOCABLE FAMILY TRUST dtd 11/01/2006

By:	/S/ MING HSIEH
Name:	Ming Hsieh
Title:	Trustee

SIGNATURE PAGE TO VOTING AND TENDER AGREEMENT

MING HSIEH REVOCABLE FAMILY TRUST dtd 11/02/2006

By:	/S/ MING HSIEH
Name:	Ming Hsieh
Title:	Trustee

SIGNATURE PAGE TO VOTING AND TENDER AGREEMENT

TIFFANY HSIEH IRREVOCABLE TRUST

By:	/S/ MING HSIEH
Name:	Ming Hsieh
Title:	Trustee

SIGNATURE PAGE TO VOTING AND TENDER AGREEMENT

PAULINE HSIEH IRREVOCABLE TRUST

By:	/S/ MING HSIEH
Name:	Ming Hsieh
Title:	Trustee

SIGNATURE PAGE TO VOTING AND TENDER AGREEMENT

SCHEDULE A

Name and Address	Covered Shares

Ming Hsieh	15,259,965

Ming Hsieh Revocable Family Trust dtd 11/01/2006	10,139,128

Ming Hsieh Revocable Family Trust dtd 11/02/2006	5,250,000

Tiffany Hsieh Irrevocable Trust	1,860,436

Pauline Hsieh Irrevocable Trust	1,860,436

TOTAL	34,369,965

Annex B

August 29, 2010

Board of Directors

Cogent, Inc.

639 North Rosemead Blvd., Building 1

Pasadena, CA 91107

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of COGENT, INC. (the “Company”), other than 3M COMPANY (the “Parent”) and its affiliates, and the stockholders entering into the Tender Agreement (as defined below) (collectively, the “Excluded Persons”) of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 29, 2010 (the “Merger Agreement”), by and among the Company, Parent and VENTURA ACQUISITION CORPORATION, a wholly owned subsidiary of the Parent (the “Purchaser”). The Merger Agreement provides, among other things, (i) that the Purchaser will commence a tender offer (the “Offer”) to purchase all of the shares (the “Shares”) of Company Common Stock that are issued and outstanding for $10.50 per share, net to the seller in cash (the “Consideration”) and (ii) for the merger (the “Merger”) of the Purchaser with and into the Company pursuant to which the Company will be the surviving corporation and each outstanding Share will be converted into the right to receive the Consideration. Concurrently with the execution of the Merger Agreement and as an inducement to Parent and Purchaser’s willingness to enter into the Merger Agreement, certain stockholders of the Company holding Shares constituting approximately 39% of the issued and outstanding Shares will enter into a Voting and Tender Agreement (the “Tender Agreement”), pursuant to which they have agreed, subject to certain conditions and limitations, to tender all of their Shares in the Offer and, if applicable, vote their Shares as provided in the Tender Agreement.

In arriving at our opinion, we have reviewed the Merger Agreement, the Tender Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including certain financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company referred to above, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Offer or the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and the contemplated benefits of the Offer and the Merger and that the Offer and the Merger will each be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

B-1

Our opinion addresses only the fairness, from a financial point of view, to the holders of Shares (other than the Excluded Persons) of the Consideration to be received in the Offer or the Merger and does not address any other aspect or implication of the Offer or the Merger or any other agreement, arrangement or understanding entered into in connection with the Offer or the Merger or otherwise, including, without limitation, the Tender Agreement or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Offer or the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on our analyses. Our opinion does not address the merits of the Offer or the Merger as compared to any alternative transaction or strategy that may be available to the Company, nor does it address the Company’s underlying decision to proceed with the Offer and the Merger at all or as compared to any alternative transaction or strategy.

We have acted as financial advisor to the Company in connection with the Offer and the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Offer. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided, are currently providing and in the future we may provide investment banking and other financial services to the Company and its affiliates, for which we and our affiliates have received, and would expect to receive, compensation, including having acted as financial advisor to the Company in connection with its review of various strategic alternatives. We and our affiliates may in the future provide financial advice and services to the Company, the Parent and their respective affiliates for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Parent and any other company that may be involved in the Offer or the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Offer or the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares in the Offer or the Merger is fair, from a financial point of view, to such stockholders, other than the Excluded Persons.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Storm Duncan
Managing Director

B-2

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — COGENT, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 1, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ming Hsieh and Paul Kim or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Cogent, Inc. (the “Company”) held of record by the undersigned on November 2, 2010, at the Special Meeting of Stockholders to be held at the Company’s offices located at 639 North Rosemead Blvd., Pasadena, CA 91107, on December 1, 2010, at 9:00 A.M. Pacific Time or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 1, 2010

Copies of the special meeting proxy statement are also available online at http://investor.cogentsystems.com.

(Continued and to be signed on the Reverse Side)

COGENT, INC.

IMPORTANT SPECIAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

5:00 p.m., Central Time, on November 30, 2010.

Vote by Internet

•	Log on to the Internet and go to

http://proxy.georgeson.com/

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —	The Board of Directors recommends a vote “FOR” the approval and adoption of the Merger Agreement and a vote “FOR” Proposal 2.

	For	Against	Abstain		For	Against	Abstain
1.To approve and adopt the Agreement and Plan of Merger, dated as of August 29, 2010, among Ventura Acquisition Corporation, Cogent, Inc. and 3M Company (the “Merger Agreement”).	☐	☐	☐	2.To transact any other business as may properly come before the special meeting or any adjournment or postponements of the special meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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